Exhibit (b)(1)

Execution Version

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281

BARCLAYS 745 Seventh Avenue New York, New York 10019	DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, NEW YORK BRANCH 60 Wall Street New York, New York 10005	MACQUARIE CAPITAL (USA) INC. MACQUARIE CAPITAL FUNDING LLC 125 West 55th Street New York, NY 10019

CONFIDENTIAL

September 18, 2016

Delta Holdco, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Kevin Sofield

Project Batman

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter (together with the attached Exhibits A, B and C hereto, collectively, as amended, supplemented or otherwise modified, the “Commitment Letter”) amends, restates and supersedes that certain commitment letter, dated as of September 16, 2016 (the “Original Commitment Letter”) among Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, any of MLPFS’ designated affiliates, and together with BofA, “BAML”) and you.

You have advised BAML, Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM” and together with Royal Bank, “RBC”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and together with DBNY, “DB”), Macquarie Capital (USA) Inc. (“Macquarie Capital”), and Macquarie Capital Funding LLC (“Macquarie Lender” and, together with Macquarie Capital, “Macquarie”, and Macquarie together with BAML, RBC, Barclays and DB, “we” and “us” or

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

the “Commitment Parties”) that a newly created entity (“Newco” or “you”), formed at the direction of and controlled directly or indirectly by Vista Equity Partners Management, LLC and its controlled affiliates (collectively, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Batman” (the “Company”). You have further advised us that, in connection with the foregoing, you and the Company intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Additional Conditions attached hereto as Exhibit C.

1.	Commitments.

In connection with the Transactions, each of BofA, Royal Bank, Barclays, DBNY and Macquarie Lender (together with any other initial lender that becomes a party hereto, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to (and hereby agrees to provide the same percentage of any increased amounts as a result of the exercise of any “market flex” provisions of the amended and restated fee letter dated as of the date hereof by and among us and you (the “Fee Letter”)), severally and not jointly, provide 40%, 30%, 10%, 10% and 10%, respectively, of the entire aggregate principal amount of each of the Credit Facilities (as defined below), subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein).

2.	Titles and Roles.

It is agreed that (i) each of MLPFS, RBCCM, Barclays, DBSI and Macquarie Capital will act as joint lead arrangers and joint bookrunners for each of the Credit Facilities (collectively, together with their designated affiliates, the “Lead Arrangers”), (ii) BofA will act as administrative agent and collateral agent (in such capacity, the “First Lien Administrative Agent”) for the First Lien Facilities and (iii) Royal Bank will act as administrative agent (in such capacity, the “Second Lien Administrative Agent” and, collectively with the First Lien Administrative Agent, the “Administrative Agents”) for the Second Lien Term Facility. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the First Lien Facilities, MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, RBCCM shall appear immediately to the right of MLPFS, Barclays shall appear immediately to the right of RBCCM, DBSI shall appear immediately to the right of Barclays, and Macquarie Capital shall appear immediately to the right of DBSI, and (ii) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Second Lien Term Facility, RBCCM shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, MLPFS shall appear immediately to the right of RBCCM, Barclays shall appear immediately to the right of MLPFS, DBSI shall appear immediately to the right of Barclays, and Macquarie Capital shall appear immediately to the right of DBSI. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation

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expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree, other than (or to) the Vista Related Funds (as defined in the Fee Letter) in accordance with the Preferential Allocation (as defined in the Fee Letter) under the Fee Letter.

Notwithstanding anything contained herein to the contrary, the parties hereby agree that MLPFS may, without notice to you, the Sponsor or the Company, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the applicable Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”); provided that (a) we agree not to syndicate, assign or participate out our commitments to (i) certain banks, financial institutions and other institutional lenders (or related funds of such institutional lenders) identified to us by you or the Sponsor in writing prior to the date of the Original Commitment Letter (or identified in writing after the date of the Original Commitment Letter and prior to the Closing Date, if the disqualification of such person is reasonably acceptable to the Lead Arrangers), (ii) competitors of the Company and its subsidiaries specified to us by you or the Sponsor in writing from time to time, or (iii) in the case of clauses (i) and (ii), any of their affiliates (other than, in the case of clause (i), affiliates that are bona fide debt investment funds primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such bank, financial institution, other institutional lender or competitor, as applicable, or any of its affiliates) that are (A) identified by you or the Sponsor in writing from time to time or (B) clearly identifiable on the basis of such affiliates’ name (provided that the Lead Arrangers shall have no liability with respect to any assignment or participation to any such affiliate included in the definition of Disqualified Lenders solely on account of this clause (iii)(B)) (the persons described in clauses (i), (ii), and (iii) above, collectively, “Disqualified Lenders”), and no Disqualified Lenders may become Lenders or otherwise participate in the Credit Facilities, and (b) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any

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syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, and we will not enter into any transaction that is designed or intended to relieve us of our commitments set forth herein to fund the Credit Facilities, (ii) except as expressly provided in Section 2, no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred; provided that, to the extent that a person is designated or becomes a Disqualified Lender pursuant to clause (a) above after the date of this Commitment Letter, such event shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in a Credit Facility, to the extent of the loan or commitment subject to such assignment or participation interest.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the Signing Date and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful First Lien Syndication and a Successful Second Lien Syndication (in each case as defined in the Fee Letter) is achieved and (ii) the date that is thirty (30) days after the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate (and not in contravention of the Acquisition Agreement), the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to arrange such contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) in the preparation of the Information Materials (as defined below), (d) using your commercially reasonable efforts to procure, at your expense, prior to the commencement of the Marketing Period, public ratings (but no specific rating) for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but no specific credit rating) in respect of Newco after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting,

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with the Lead Arrangers, of one in-person meeting of prospective Lenders at a time and location to be mutually agreed upon (and, to the extent reasonably necessary, one or more conference calls with prospective Lenders at times to be mutually agreed upon and upon reasonable advance notice) (and your using commercially reasonable efforts to cause the officers of the Company to be available for such meetings to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), (f) your using commercially reasonable efforts to provide prior to the commencement of the Marketing Period customary forecasts of financial statements of Newco for each quarter through 2024 and for each year commencing with the first fiscal year following the Closing Date for the term of the Credit Facilities (collectively, the “Projections”) (it being acknowledged and agreed by the Lead Arrangers that the Projections were delivered prior to the date hereof), and (g) at any time prior to the later of the Closing Date and the Syndication Date, your ensuring (and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Company to ensure) that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than any indebtedness of the Company or any of its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date pursuant to the Acquisition Agreement) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financing, letter of credit and other indebtedness, and any other indebtedness existing or permitted to be incurred under the Acquisition Agreement, in each case, will not be deemed to materially impair the primary syndication of the Credit Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (g) above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The applicable Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to (i) your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders and (ii) your rights of appointment set forth in Section 2 of this Commitment Letter), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective affiliates (provided, in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information

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is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to paragraphs 7 and 8 of Exhibit C, and the only other financial information that shall be so required shall be financial information maintained by the Company in the ordinary course of business.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum” and, together with such other customary marketing materials to be used in connection with the syndications (all of which shall be in form and substance consistent with confidential information memoranda and other marketing materials in recent transactions sponsored by the Sponsor), the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means, in each case, subject to a market standard “click through” or similar confidentiality agreement reasonably approved by you, and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Company or your or its respective subsidiaries and securities for purposes of United States federal securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market related activities with respect to you, the Company or your or its respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) us in preparing an additional version of the Information Memorandum to be used in connection with the syndication of the Credit Facilities that consists solely of Public Side Information with respect to you, the Company or any of your or its respective subsidiaries or any of your or their respective securities for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Memorandum contains only Public Side Information and exculpate you, the Sponsor, the Investors, the Company, and your and their respective affiliates and us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our reasonable request, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information

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Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that you and your counsel shall have been given a reasonable opportunity prior to any such distribution to review such documents and comply with the United States Securities and Exchange Commission disclosure obligations or any other applicable disclosure obligations with respect thereto prior to any such distribution): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notifications of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Credit Facilities Documentation. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company, its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are predictions as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections

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relating to the Company, its subsidiaries or their respective operations or assets, will, in all instances to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company, its subsidiaries and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Credit Facilities, the Commitment Parties will be entitled to use and rely on the Information and the Projections contained in the Information Materials without responsibility for independent verification thereof. The Commitment Parties do not assume any responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter, if and to the extent due and payable. Once paid, such fees shall not be refundable except as otherwise set forth herein or therein or as otherwise agreed in writing by you and us.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties in writing) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your or its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B are satisfied (or waived by all Commitment

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Parties in writing) (provided that to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each domestic Guarantor (other than Holdings) (provided that such certificates, other than certificated equity securities of the Borrower, will be required to be delivered on the Closing Date only to the extent actually received from the Company after your use of commercially reasonable efforts to obtain such certificates) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (or such later date after the Closing Date as the First Lien Administrative Agent shall agree (it being understood and agreed that the Second Lien Administrative Agent shall automatically be deemed to have agreed to such longer period to which the First Lien Administrative Agent shall have agreed)) pursuant to arrangements to be mutually agreed by the First Lien Administrative Agent and the Borrower acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Facilities Documentation relating to organizational existence of the Borrower and the Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Facilities Documentation, no conflicts with or consents under charter documents, in each case, related to the entering into and the performance of the Credit Facilities Documentation and the incurrence of the extensions of credit thereunder; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex I to Exhibit C hereto) of Holdings and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the use of loan proceeds not violating OFAC or FCPA; the PATRIOT Act; the Investment Company Act; and, subject to the proviso in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto) is not a condition to the Initial Lenders’ commitments to fund the Credit Facilities hereunder on the terms set forth herein.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons (in each case other than any Excluded Affiliate acting in its capacity as such) and the respective officers, directors, employees, agents, advisors, partners and other representatives and successors and assigns of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their respective capacities as (x) financial advisors to you, the Sponsor or the Company or its subsidiaries in connection with the Acquisition or any other potential acquisition of the Company or (y) co-investors in the Transactions or any

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potential acquisition of the Company or its subsidiaries (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced fees and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon written demand for any reasonable and documented or invoiced fees and out-of-pocket expenses of one counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, and other reasonable and documented or invoiced fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel and (without your prior written consent) the fees and expenses of any other third-party advisors); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlling persons or controlled affiliates under this Commitment Letter (including its obligation to fund its commitments hereunder), the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Sponsor, the Company or any of your or their respective affiliates; provided that each Indemnified Person, to the extent acting in its capacity as an agent or arranger or similar role under the Credit Facilities, shall remain indemnified in respect of such disputes; and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet and, if necessary, of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee

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Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions or (y) any material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet or the Fee Letter as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you (or your affiliates), the Sponsor (or its affiliates), the Company (or its subsidiaries), the Investors (or their affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this Section 7, except to the extent you are materially prejudiced by such failure. You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that withholding consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person. In

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connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7.

Each Indemnified Person shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates will use confidential information obtained from you, the Company, the Investors or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company, the Investors or your or their respective affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties and their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. In addition, please note that one or more Commitment Parties and/or their respective affiliates may be working with competing bidders for the Company in connection with providing or arranging debt or equity financing for the acquisition of the Company. You agree to such activities and arrangements, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, such Commitment Party and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

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As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you, the Company, your and its respective equity holders or your or their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and each of its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, an agent or a fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

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9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors, and to your and any of the Investors’ affiliates and your and their respective Related Parties, controlling persons or equity holders and to actual and potential co-investors, in each case, on a confidential basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), or (d) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including this Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), including, without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or compulsory legal process or as requested by a governmental authority and/or regulatory authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) to the Company (including any shareholder representative), its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis, (ii) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials) or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet (and the other exhibits and attachments hereto) and the contents thereof (together with the results of the exercise of any “market flex” provisions in the Fee Letter and the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), to potential Lenders and to rating agencies in connection with obtaining ratings for Newco and the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing relating to the Transactions, (v) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder, (vi) if the fee amounts payable pursuant to the Fee Letter, and the economic terms of the “market flex” provisions in the Fee Letter, have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company (including any shareholder representative), its subsidiaries and their respective Related Parties,

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controlling persons or equity holders, on a confidential basis; provided that after the execution of this Commitment Letter by you, the Fee Letter and contents thereof may be disclosed to the Company, its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis, and (vii) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any potential additional lead arranger or additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective Related Parties, controlling persons and equity holders, in each case, on a confidential basis. The provisions of this paragraph shall automatically terminate on the second anniversary of the date of the Original Commitment Letter.

Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you, the Company, the Investors or any of your or their respective affiliates or any of your or their Related Parties, (d) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge (after due inquiry), subject to any contractual or fiduciary confidentiality obligations owing to you, the Company, the Investors or any of your or their respective affiliates or any of your or their Related Parties, (e) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to such Commitment Party’s affiliates and managed funds (in each case, other than any Excluded Affiliates) and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (such Persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this

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paragraph (or language substantially similar to this paragraph) (with such Commitment Party, to the extent such person’s compliance with this paragraph is within its control, being responsible for such compliance), (g) to prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under any Credit Facility, (h) for purposes of establishing a due diligence defense in any legal proceedings, or (i) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letter; provided that no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Company and its subsidiaries, including through the provision of advisory services (any entities described in clauses (x) and (y), “Excluded Affiliates”) (it being understood that this proviso (and the definition of “Excluded Affiliates”) shall not apply to Macquarie and their affiliates, in each case solely to the extent that any such information that is disclosed to such persons is done so on a “need to know” basis solely in connection with the transactions contemplated by this Commitment Letter and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential); provided that the disclosure of any such information pursuant to clauses (g) and (h) above shall be made subject to the acknowledgement and acceptance by such recipient (other than, in respect of clause (h), a judge in such legal proceeding) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Lead Arranger, including, without limitation, as set forth in the Information Materials) in accordance with the standard syndication process of the Lead Arrangers or market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder. The provisions of this paragraph shall automatically terminate on the second anniversary of the date of the Original Commitment Letter. In no event shall any disclosure of information referred to above be made to any Disqualified Lender. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of any Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion).

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, on or after the Closing Date, to the Borrower, the Company or another entity, so long as such entity is newly formed under the laws of any jurisdiction within the United States of America and is, or will be, controlled by the Sponsor after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted

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assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliate or branch through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliate or branch referred to in the foregoing clause (a) of the obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH THE TERMS THEREOF, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Credit Facilities Documentation by the parties hereto in a manner

17

consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. Promptly following the execution of this Commitment Letter and Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County (the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other courts to whose jurisdiction such person is subject, by suit on the judgment or in any other manner provided by law; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and that does not involve claims against us or the Lenders or any Indemnified Person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

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The indemnification, compensation (if applicable in accordance with the terms hereof and of the Fee Letter), reimbursement (if applicable in accordance with the terms hereof and of the Fee Letter), jurisdiction, governing law, venue, waiver of jury trial, service of process, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date, (b) confidentiality of the Fee Letter and the contents thereof and (c) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the penultimate preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Credit Facilities (on a pro rata basis among the Initial Lenders) in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit C.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on September 18, 2016 (such date, or such earlier date on which executed counterparts hereof and of the Fee Letter are returned to the Commitment Parties, the “Signing Date”). The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will automatically expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Credit Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) consummation of the Acquisition with or without the funding of the Credit Facilities, and (iii) 11:59 p.m., New York City time, on the date that is 180 days after the date of the Original Commitment Letter (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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This Commitment Letter supersedes and replaces in its entirety as of the date hereof the Original Commitment Letter in full and, upon execution of this Commitment Letter by the Commitment Parties and you, the Original Commitment Letter will no longer have any force or effect.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA

By	/s/ James S. Wolfe
	Name:	James Wolfe
	Title:	Head of Leveraged Finance

[Signature Page to Commitment Letter]

BARCLAYS BANK PLC

By	/s/ Robert Chen
	Name:	Robert Chen
	Title:	Managing Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Nicholas Hayes
	Name:	Nicholas Hayes
	Title:	Managing Director

By	/s/ Patrick-James Gallagher
	Name:	Patrick-James Gallagher
	Title:	Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Nicholas Hayes
	Name:	Nicholas Hayes
	Title:	Managing Director

By	/s/ Patrick-James Gallagher
	Name:	Patrick-James Gallagher
	Title:	Director

[Signature Page to Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By	/s/ Mimi Shih
	Name:	Mimi Shih
	Title:	Senior Vice President

By	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Authorized Signatory

By	/s/ Michael Barrish
	Name:	Michael Barrish
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

DELTA HOLDCO, LLC

By	/s/ Maneet S. Saroya
	Name:	Maneet S. Saroya
	Title:	President

[Signature Page to Commitment Letter]

EXHIBIT A

Project Batman

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Vista Equity Partners Fund VI, L.P. and its controlled affiliates (collectively, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (if applicable) (collectively with the Sponsor, the “Investors”) intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to the Commitment Parties by you as “Batman” (the “Company”); provided that, on the Closing Date, Sponsor shall own, directly or indirectly, at least 50% of the issued and outstanding equity interests of Holdings and Newco (each as defined below).

In connection with the foregoing, it is intended that:

a)	The Investors will establish Delta Holdco, LLC (“Holdings”), a newly formed limited liability company organized under the laws of Delaware, and India Merger Sub, Inc. (“Newco”), a newly formed company organized under the laws of Delaware, that is a direct wholly-owned subsidiary of Holdings.

b)	The Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Holdings (with all contributions to Holdings to be in the form of common and/or preferred equity (including any PIK preferred stock investment made by the Investors in Holdings); provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Lead Arrangers), and Holdings shall contribute the proceeds thereof as common equity to Newco, in an aggregate amount equal to at least 35% of the sum of (1) the aggregate amount of the Credit Facilities funded on the Closing Date (but excluding the gross proceeds of any loans borrowed on the Closing Date to fund working capital needs (including any working capital payments or adjustments under the Acquisition Agreement) and original issue discount or upfront fees (including by any increase in the aggregate principal amount of the Credit Facilities) pursuant to “market flex” provisions in the Fee Letter, and any amounts applied to backstop or cash collateralize existing letters of credit) plus (2) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)

Pursuant to the Agreement and Plan of Merger, dated as of the date of the Original Commitment Letter, by and among Holdings, Newco and the Company (together with all exhibits, schedules, and disclosure letters thereto that are reasonably acceptable to the Lead Arrangers, collectively, as amended, modified, supplemented, consented to or waived in accordance with paragraph 1 of Exhibit C, the “Acquisition Agreement”) entered into with the Company, Holdings will acquire all of the issued and outstanding equity interests of the Company (the “Acquisition”) through a tender offer by Newco for all of the issued and outstanding shares of common stock of the Company, and, following the consummation of,

A-1

and within two business days after the date of, such tender offer, the merger of Newco with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Holdings, in accordance with the terms of the Acquisition Agreement.

d)	Newco will obtain the Credit Facilities described in Exhibit B to the Commitment Letter, which will include (i) a senior secured first lien term loan facility denominated in dollars (the “First Lien Term Facility”) in an aggregate principal amount of $500 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount (“OID”) or upfront fees required to be paid in connection with the “market flex” provisions in the Fee Letter, (ii) a senior secured second lien term loan facility (the “Second Lien Term Facility” and, collectively with the First Lien Term Facility, the “Term Facilities”) in an aggregate principal amount of $250 million plus, at the Borrower’s election, an amount sufficient to fund OID or upfront fees required to be paid in connection with the “market flex” provisions in the Fee Letter, and (iii) a senior secured revolving credit facility in an aggregate principal amount equal to $50 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”; the Revolving Facility, collectively with the Term Facilities, the “Credit Facilities”).

e)	The proceeds of the Equity Contribution and the Credit Facilities borrowed on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition and any other payments contemplated by the Acquisition Agreement and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Costs”), and (iii) for working capital and general corporate purposes.

The transactions described above (including the payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

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EXHIBIT B

Project Batman

$500 Million First Lien Term Facility

$250 Million Second Lien Term Facility

$50 Million Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially Newco and, following the Acquisition, the Company as the survivor of the merger contemplated thereby (the “Borrower”); provided that the Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned subsidiaries organized in any jurisdiction within the United States of America as co-borrowers; provided that any such designated co-borrower shall be reasonably satisfactory to (i) if designated prior to the Closing Date, the Lead Arrangers, and (ii) if designated on or after the Closing Date, the Administrative Agents.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Bank of America, N.A. will act as sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to Newco (excluding any Disqualified Lender) with respect to the First Lien Facilities (together with the Initial Lenders, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

Royal Bank of Canada will act as sole administrative agent and sole collateral agent (in such capacities, the “Second Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to Newco (excluding any Disqualified Lender) with respect to the Second Lien Term Facility (together with the Initial Lenders, the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

Joint Lead Arrangers and Joint Bookrunners:	MLPFS, RBCCM, Barclays, DBSI and Macquarie Capital will act as joint lead arrangers and joint bookrunners for the Credit Facilities (collectively, together with their designated affiliates, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	An entity (or entities) to be determined by the Lead Arrangers in consultation with the Borrower will act as syndication agent(s) for the Credit Facilities.

Credit Facilities:	(A)	A senior secured first lien term loan facility denominated in dollars (the “First Lien Term Facility”) in an aggregate principal amount of $500 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be paid in connection with any “market flex” provisions in the Fee Letter (the loans thereunder, the “First Lien Term Loans”).

	(B)	A senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Term Facilities”) in an aggregate principal amount of $250 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be paid in connection with any “market flex” provisions in the Fee Letter (the loans thereunder, the “Second Lien Term Loans” and, together with the First Lien Term Loans, the “Term Loans”).

	(C)	A senior secured revolving credit facility denominated in dollars (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”; the First Lien Facilities, together with the Second Lien Term Facility, the “Credit Facilities”) in an aggregate principal amount equal to $50 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the First Lien Term Loans and the Second Lien Term Loans, the “Loans”.

Purpose:	(A)	The proceeds of borrowings under the Term Facilities will be used by the Borrower on the Closing Date, together with any proceeds from borrowings under the Revolving Facility, the proceeds from the Equity Contribution and cash on hand at the Company and its subsidiaries, to pay the Acquisition Costs.

	(B)	The letters of credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries (i) after the Closing Date, for working capital, capital expenditures, other general corporate purposes (including the financing of permitted acquisitions, other permitted investments, working capital and/or purchase price adjustments (including in connection with the Acquisition), prepayments of Specified Indebtedness and related fees and expenses, and permitted dividends and other distributions) and any other use not prohibited by the Credit Facilities Documentation, and (ii) on the Closing Date as set forth below under “Availability”.

Availability:	(A)	The First Lien Term Facility and the Second Lien Term Facility will each be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

	(B)	The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date (i) to finance the Acquisition Costs, (ii) to finance any amount of OID or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter, (iii) to cash collateralize existing letters of credit, (iv) for working capital, and/or (v) to finance purchase price adjustments under the Acquisition Agreement (including with respect to the amount of all cash, cash equivalents, marketable securities and working capital to be acquired) and for other general corporate purposes; provided that the sum of all amounts under the foregoing clauses (i), (iv) and (v) shall not exceed, collectively, $20 million. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date, and letters of credit issued under such facilities that are no longer available may be “rolled over” into the Revolving Facility on the Closing Date. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum face amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Swingline Loans:	In connection with the Revolving Facility, the First Lien Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to $10 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Revolving Lender becomes a Defaulting Lender (as defined below), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility, up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the available commitments under the Revolving Facility of the non-Defaulting Lenders.

“Defaulting Lender” means any Lender whose act or failure to act, directly or indirectly, causes it to meet any part of the definition of “Lender Default”.

“Lender Default” means (x)(i) the refusal (in writing) or failure of any Revolving Lender to make available its portion of any incurrence of Revolving Loans or participations in letters of credit or swingline borrowings, which refusal or failure is not cured within one business day after the date of such refusal or failure, unless such Lender notifies the First Lien Administrative Agent, the Issuing Banks and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank (as defined below) or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless such amount is the subject of a good faith dispute; (iii) the notification by a Lender to the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Credit Facilities or any Incremental Facility, unless such Revolving Lender notifies the First Lien Administrative Agent, the Issuing Banks and the Borrower in writing that such failure is the result of such Revolving Lender’s reasonable and good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Credit Facilities or any Incremental Facility relating to its obligations to fund prospective Loans and participations in then outstanding letters of credit, or (y) a Lender or any person that directly or indirectly controls such Lender (i) admits in writing that it is insolvent or (ii) becomes subject to a Lender-Related Distress Event or a “Bail-In Action”.

“Lender-Related Distress Event” means, with respect to any Lender, that (i) such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (iii) such Distressed Person is subject to a forced liquidation or winding up, (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or (v) if any governmental authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Distressed Person by a governmental authority or an instrumentality thereof, such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity.

The Borrower shall have the right to replace any Defaulting Lender.

Letters of Credit:	$10 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit denominated in dollars to support obligations of the Borrower and its subsidiaries. Letters of credit under the Revolving Facility will be issued by the First Lien Administrative Agent and/or other Revolving Lenders reasonably acceptable to the Borrower and the First Lien Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed with the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the Revolving Facility unless cash collateralized or backstopped in a manner reasonably acceptable to the applicable Issuing Bank; provided that any letter of credit may provide, at the Borrower’s option, for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed with the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a Defaulting Lender, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend or renew existing letters of credit, to the extent letter of credit exposure would exceed the available commitments of the non-Defaulting Lenders under the Revolving Facility, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Incremental First Lien Facilities:	The First Lien Facilities Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities, or to increase any existing term loan facility, under the First Lien Facilities Documentation (each, an “Incremental First Lien Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental First Lien Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental First Lien Facilities”) in an aggregate amount of up to (a) the greater of (i) $100 million and (ii) 90% of Consolidated EBITDA (as defined below) for the most recently completed four fiscal quarter period for which financial statements have been delivered prior to the date of incurrence of such Incremental First Lien Facility (or, in the event such facility is incurred in connection with a Limited Condition Transaction (as defined below), the LCT Test Date (as defined below) rather than such date of incurrence) (this clause (ii), the “Incremental First Lien EBITDA Grower”) minus the aggregate principal amount of any Incremental Second Lien Term Facilities or Second Lien Incremental Equivalent Debt (each as defined below) incurred on or prior to the date thereof in reliance on the Unrestricted Incremental Second Lien Amount (as defined below) (in each case, after giving effect to any reclassification of any such Incremental Second Lien Term Facility or Second Lien Incremental Equivalent Debt as incurred under the Incremental Second Lien Incurrence Test), plus (b)(i) the aggregate amount of all voluntary prepayments, debt buybacks (to the extent offered to all similarly-situated lenders and to the extent of the actual cash price paid in connection with such buyback), payments utilizing the yank-a-bank provisions (to the extent such debt is retired rather than assigned) and commitment reductions of the Credit Facilities, any Incremental First Lien Facility, any First Lien Incremental Equivalent Debt, any Incremental Second Lien Term Facility, any Second Lien Incremental Equivalent Debt, any Refinancing Facility or any Refinancing Notes, in each case (x) to the extent not financed with long term indebtedness and (y) if any such facility is a revolving facility, to the extent accompanied by a corresponding permanent reduction in the commitments thereunder, plus (ii) in the case of an Incremental First Lien Facility (that is being incurred using the Unrestricted Incremental First Lien Amount) that serves to effectively extend the maturity of the First Lien Term Facility, the Revolving Facility and/or any other Incremental First Lien Facilities, an amount equal to the portion of the First Lien Term Facility, the Revolving Facility and/or any other Incremental First Lien Facilities to be replaced with such Incremental First Lien Facility (clauses (a) plus (b), the “Unrestricted Incremental First Lien Amount”), plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental First Lien Facility pursuant to this clause (c) (assuming the full amount of any such concurrently established Incremental Revolving Facility is drawn) and after giving effect to any acquisition consummated in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amount incurred in connection therewith under the Unrestricted Incremental First Lien Amount, the Unrestricted Incremental Second Lien Amount or the Revolving Facility (but otherwise excluding the cash proceeds of any Incremental First Lien Facilities, First Lien Incremental Equivalent Debt, Incremental Second Lien Term Facility or Second Lien Incremental Equivalent Debt from cash and cash equivalents), (1) in the case of an Incremental First Lien Facility secured on a pari passu basis with the First Lien Facilities, the First Lien Senior Secured Leverage Ratio (as defined below) (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental First Lien Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the greater of (x) 4.50 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other investment, the First Lien Senior Secured Leverage Ratio immediately prior to giving effect to such transactions; (2) in the case of an

Incremental First Lien Facility secured on a pari passu basis with the Second Lien Term Facility, the Senior Secured Leverage Ratio (as defined below) (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental First Lien Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the greater of (x) 6.75 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other investment, the Senior Secured Leverage Ratio immediately prior to giving effect to such transactions; or (3) in the case of an Incremental First Lien Facility that is unsecured or is secured on a junior basis to the Second Lien Term Facility, either (I) the Interest Coverage Ratio (as defined below) (with Consolidated EBITDA and consolidated cash interest expense calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to the date of the incurrence of such Incremental First Lien Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) is greater than or equal to either (x) 2.00 to 1.00 or (y) the Interest Coverage Ratio immediately prior to such incurrence or (II) the Total Leverage Ratio (as defined below) (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental First Lien Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the greater of (x) 7.00 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other investment, the Total Leverage Ratio immediately prior to giving effect to such transactions (provided that (1) the Borrower may elect that the loans or commitments be incurred under one or more of the Unrestricted Incremental First Lien Amount and the Incremental First Lien Incurrence Test in its sole discretion, (2) if loans or commitments are intended to be incurred under the Incremental First Lien Incurrence

Test and the Unrestricted Incremental First Lien Amount in a single transaction or series of related transactions, (x) incurrence of the portion of such loans or commitments to be incurred under the Incremental First Lien Incurrence Test shall first be calculated without giving effect to any loans or commitments to be incurred under the Unrestricted Incremental First Lien Amount, but giving full pro forma effect to the use of proceeds of all such loans and commitments and related transactions, and (y) thereafter, incurrence of the portion of such loans or commitments to be incurred under the Unrestricted Incremental First Lien Amount shall be calculated, and (3) any portion of any Incremental First Lien Facility incurred under the Unrestricted Incremental First Lien Amount may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the Incremental First Lien Incurrence Test if the Borrower meets the applicable leverage (or coverage) ratio under the Incremental First Lien Incurrence Test at such time on a pro forma basis at any time subsequent to the incurrence of such Incremental First Lien Facility (this clause (3), the “Incremental First Lien Reclassification Provision”)) (this clause (c), the “Incremental First Lien Incurrence Test”); provided that:

(i) the Incremental First Lien Facilities shall not be guaranteed by any person other than the Guarantors under the First Lien Facilities and shall be secured (if secured) only by the Collateral (as defined below) on a pari passu basis with, or on a junior basis to, the First Lien Facilities,

(ii)(A) no event of default (or, in the case of a Permitted Acquisition (as defined below) or similar investment, no payment or bankruptcy event of default) under the First Lien Facilities Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any Incremental First Lien Facility incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date, and (B) the representations and warranties in the First Lien Facilities Documentation shall be true and correct in all material respects (or in all respects if already qualified by materiality) on and as of the date of the incurrence of any Incremental First Lien Facility (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects (or in all respects if already qualified by materiality) as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental First Lien Facility are being used to finance a Limited Condition Transaction,

(iii) the maturity date of any Incremental First Lien Term Facility shall be no earlier than the maturity date of the First Lien Term Facility and the weighted average life of such Incremental First Lien Term Facility shall not be shorter than the then remaining weighted average life of the First Lien Term Facility (without giving effect to any prepayments), and the maturity date of any Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Facility and such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility; provided that up to $30 million of indebtedness under the Incremental First Lien Facilities, the First Lien Refinancing Facilities, the First Lien Refinancing Notes and any First Lien Incremental Equivalent Debt (minus the aggregate amount of any Incremental Second Lien Term Facilities, Second Lien Refinancing Facilities, Second Lien Refinancing Notes and Second Lien Incremental Equivalent Debt (each as defined below) incurred on or prior to the date thereof in reliance on the Second Lien Incremental/Refinancing Maturity Limitation Excluded Amount (as defined below)) may be incurred without regard to the foregoing provisions of this clause (iii) (the “First Lien Incremental/Refinancing Maturity Limitation Excluded Amount”),

(iv) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility, and such Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Facility being increased may be increased for all Revolving Lenders under the Revolving Facility being increased, and additional upfront or similar fees may be payable to the Lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase),

(v) the pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to clauses (iii) and (iv) above) maturity and amortization schedule applicable to any Incremental First Lien Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the case of any Incremental First Lien Term Facility incurred during the first 12 months after the date of the Original Commitment Letter and secured on a pari passu basis with the First Lien Facilities (excluding any Incremental First Lien Term Facility (x) incurred in reliance on the Unrestricted Incremental First Lien Amount (or, for the avoidance of doubt, initially incurred under the Unrestricted Incremental First Lien Amount and later reclassified to the First Lien Incremental Incurrence Test pursuant to the Incremental First Lien Reclassification Provision), (y) that has an outside maturity date more than two years after the latest maturity date of the First Lien Term Facility, or (z) incurred in connection with a Permitted Acquisition), but only to the extent the aggregate principal amount of all such Incremental First Lien Term Facilities exceeds $30 million (the “First Lien MFN Threshold”) in the event that the interest rate margins for such Incremental First Lien Term Facility are higher than the interest rate margins for the First Lien Term Facility by more than 50 basis points, then the interest rate margins for such First Lien Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental First Lien Term Facility minus 50 basis points; provided further that, in determining the interest rate margins applicable to any Incremental First Lien Term Facility and any First Lien Term Loans, (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to the lead arrangers (or their affiliates) in their respective capacities as such in connection with the applicable facility and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to any such facility and that are paid or payable in connection with any such facility shall be excluded, (y) OID and upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount or, if less, the remaining life to maturity) and (z) to the extent that Adjusted LIBOR for a three month interest period on the closing date of any such Incremental First Lien Term Facility (A) is less than 1.0%, the amount of such difference shall be deemed added to the interest margin for the applicable existing First Lien Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the applicable existing First Lien Term Loans shall be required and (B) is less than the interest rate floor, if any, applicable to any such Incremental First Lien Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under such Incremental First Lien Term Facility solely for such purpose (all adjustments made pursuant to this clause (v), the “First Lien MFN Adjustment”),

(vi) any Incremental First Lien Term Facility, for purposes of voluntary and mandatory prepayments, shall, unless less favorable treatment is otherwise agreed by the lenders providing such Incremental First Lien Term Facility, share ratably in (or, if junior in right of payment or as to security, on a junior basis with respect to) any voluntary and mandatory prepayments of the First Lien Term Facility,

(vii) any Incremental First Lien Facility may rank junior in right of security to the other First Lien Term Facility and/or the Revolving Facility (and pari passu with, or junior to, the Second Lien Facility) or be unsecured, in which case, the Incremental First Lien Facility pursuant to which such incremental term loans or incremental revolving commitments are extended will be established as a separate facility from the then existing First Lien Facilities; provided, that such separate facility (A) does not mature (and does not require any mandatory redemptions, sinking funds or similar payments or offers to purchase (excluding customary asset sale and change of control provisions and similar provisions and, if applicable, AHYDO catch-up payments)) on or prior to the date that is 91 days after the final stated maturity date of, or have a shorter weighted average life than, loans under any existing First Lien Facility and First Lien Incremental Facility and (B) to the extent secured, shall be subject to intercreditor terms reasonably agreed among the agent under such facility, the Borrower and the First Lien Administrative Agent, and

(viii) any Incremental First Lien Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the First Lien Term Facility or the Revolving Facility, as the case may be, they shall (except to the extent permitted by clause (iii), (iv), (v), (vi) or (vii) above) be reasonably satisfactory to the First Lien Administrative Agent (except for covenants or other provisions applicable only to periods after the latest maturity date of the applicable First Lien Facility or Incremental First Lien Facility) (it being understood that no consent shall be required from the First Lien Administrative Agent for terms or conditions if the Lenders under the initial First Lien Term Facility or Revolving Facility, as applicable, receive the benefit of such terms or conditions through their addition to the First Lien Facilities Documentation).

Any Incremental First Lien Facility may be provided by existing First Lien Lenders and/or, subject to the consent (not to be unreasonably withheld, delayed or conditioned) of the First Lien Administrative Agent (and, in the case of any Incremental Revolving Facility, each Issuing Bank and the Swingline Lender), other persons who become First Lien Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to such person; provided that no existing First Lien Lender will be obligated to provide any such Incremental First Lien Facility, and the Borrower will not be required to offer the opportunity to participate in any Incremental First Lien Facility to any Lenders.

The proceeds of any Incremental First Lien Facility may be used for working capital needs and other general corporate purposes (including capital expenditures, acquisitions and investments, working capital and/or purchase price adjustments, restricted payments, restricted debt payments and related fees and expenses) and for any other purpose not prohibited by the First Lien Facilities Documentation.

First Lien Incremental Equivalent Debt:

The First Lien Facilities Documentation will permit the Borrower to issue or incur senior or subordinated notes (issued in a public offering, Rule 144A offering or other private placement or a bridge financing in lieu of the foregoing) or loans (such notes or loans, “First Lien Incremental Equivalent Debt”) that are unsecured or are secured on a pari passu basis with, or on a junior basis to (so long as pari passu with, or junior to, the Second Lien Term Facility), the First Lien Facilities, in each case in lieu of Incremental First Lien Facilities, if the Borrower could establish such First Lien Incremental Equivalent Debt under the Unrestricted Incremental First Lien Amount or satisfy the Incremental First Lien Incurrence Test were such First Lien Incremental Equivalent Debt an Incremental Facility; provided that:

(i) the incurrence of such First Lien Incremental Equivalent Debt shall (solely to the extent incurred in reliance on the Unrestricted Incremental First Lien Amount) result in a dollar for dollar reduction of the amount of indebtedness that may be in incurred under the Unrestricted Incremental First Lien Amount in respect of the Incremental First Lien Facilities,

(ii)(A) any First Lien Incremental Equivalent Debt is not guaranteed by any persons that are not Guarantors and (B) in the case of secured First Lien Incremental Equivalent Debt, such First Lien Incremental Equivalent Debt shall not be secured by any assets that are not Collateral and shall be subject to a customary intercreditor agreement reasonably acceptable to the First Lien Administrative Agent and the Borrower,

(iii) no event of default (or, in the case of a Permitted Acquisition or similar investment, no payment or bankruptcy event of default) under the First Lien Facilities Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any First Lien Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date,

(iv) such indebtedness matures no earlier than the latest date of maturity of the First Lien Term Facility; provided that the requirements of this clause (iv) shall not apply to any First Lien Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies this clause; provided, further, that up to the First Lien Incremental/Refinancing Maturity Limitation Excluded Amount may be incurred without regard to the foregoing provisions of this clause (iv),

(v) the terms and conditions of such indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions which shall be determined by the Borrower; provided that the First Lien MFN Adjustment shall apply to any such indebtedness that is incurred in the form of term loans that are secured on a pari passu basis with the First Lien Term Loan) either, at the option of the Borrower, (x) are reasonably acceptable to the First Lien Administrative Agent or (y) are not materially more restrictive of Holdings and its restricted subsidiaries (when taken as a whole) than the terms and conditions of the First Lien Facilities Documentation (when taken as a whole) (except, in the case of either clause (x) or (y), for covenants or other provisions applicable only to periods after the latest maturity date of the First Lien Term Facility or any Incremental First Lien Term Facility) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will be deemed not to be more restrictive than the terms and conditions of the First Lien Facilities Documentation if such financial maintenance covenant is also added for the benefit of all First Lien Facilities and the Incremental First Lien Facilities, and (B) no consent shall be required from the First Lien Administrative Agent for terms or conditions that are more restrictive than the First Lien Facilities Documentation if such terms are added to the First Lien Facilities Documentation), and

(vi) except with respect to any First Lien Incremental/Refinancing Maturity Limitation Excluded Amount, any such indebtedness in the form of notes shall not have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and, if applicable, AHYDO catch-up payments) that could result in prepayments or redemptions of such indebtedness prior to the latest maturity date of the First Lien Term Facility, and any such indebtedness in the form of loans shall have a weighted average life to maturity no shorter than the then remaining weighted average life to maturity of the First Lien Term Facility (without giving effect to any prepayments); provided that the requirements of this clause (vi) shall not apply to any First Lien Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies this clause, and

(vii) any First Lien Incremental Equivalent Debt in the form of term loans secured on a pari passu basis with the First Lien Term Loans shall be subject to the First Lien MFN Adjustment.

Conditions precedent related to the absence of defaults (other than payment or bankruptcy defaults) will be waivable by the lenders in respect of any Incremental First Lien Facility or any First Lien Incremental Equivalent Debt in connection with Limited Condition Transactions.

“First Lien Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Total Funded Indebtedness, other than indebtedness that is unsecured or that is secured on a junior basis to the First Lien Facilities, less Holdings’ and its restricted subsidiaries’ unrestricted cash and cash equivalents, as of the applicable date of determination, to (b) Consolidated EBITDA for such test period.

“Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Total Funded Indebtedness, other than unsecured indebtedness, less Holdings’ and its restricted subsidiaries’ unrestricted cash and cash equivalents, as of the applicable date of determination, to (b) Consolidated EBITDA for such test period.

“Total Leverage Ratio” means the ratio of (a) Consolidated Total Funded Indebtedness, less Holdings’ and its restricted subsidiaries’ unrestricted cash and cash equivalents, as of the last day of such test period, to (b) Consolidated EBITDA for such test period.

“Consolidated Total Funded Indebtedness” means, with respect to Holdings and its restricted subsidiaries, the outstanding principal amount of third party funded indebtedness for borrowed money, letters of credit (to the extent of any unreimbursed amounts thereunder), purchase money indebtedness and the principal portion of capital leases of Holdings and its restricted subsidiaries; provided that Consolidated Total Funded Indebtedness shall exclude, without limitation, any hedging obligations, operating lease obligations, undrawn Letters of Credit, earnout obligations to the extent not then due and payable and if not recognized as debt on balance sheet in accordance with GAAP, and other exceptions to be mutually agreed.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) cash interest expense (net of cash interest income) of Holdings and its restricted subsidiaries on a consolidated basis with respect to Consolidated Total Funded Indebtedness and payable in cash during such test period.

In the event that any additional OID or upfront fees are implemented pursuant to the “market flex” provisions in the Fee Letter, any Total Leverage Ratio, Senior Secured Leverage Ratio, First Lien Senior Secured Leverage Ratio and Interest Coverage Ratio tests to be set forth in the Credit Facilities Documentation shall be adjusted as mutually agreed to account for the additional interest expense, additional indebtedness and OID or upfront fees and to maintain the agreed cushion taking into account such additional interest expense, additional indebtedness and OID or upfront fees.

“Consolidated EBITDA” as used herein shall be defined consistent with the Documentation Principles, but in any event shall include, without duplication, add-backs and adjustments for:

(1)	extraordinary, unusual or non-recurring charges, expenses or losses,

(2)	other non-cash charges, expenses or losses (including, without limitation, any non-cash asset retirement costs, non-cash expense relating to the vesting of warrants),

(3)	any costs, fees and expenses (“Charges”) attributable to any carveout, restructuring, integration, the implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, signing bonuses, Charges in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations, contract termination Charges, stock option and other equity-based compensation expenses, severance costs, indemnities and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Charges associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees, collectively, “Public Company Costs”),

(4)	“run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with (i) acquisitions (including the commencement of activities constituting such business), (ii) material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and/or (iii) other operational changes (including, to the extent applicable, from the Transactions or any restructuring), in each case, so long as certified by a financial officer of the Borrower as being projected to result from action either taken or expected to be taken within 24 months following such acquisition, disposition or operational change (net of actual cost savings),

(5)	other fees, costs, expenses, accruals and reserves (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions and other non-ordinary course of business acquisitions, investments, dividends, dispositions, consolidations, restructurings, recapitalizations, or issuances, amendments or refinancings of debt or equity (including any initial public offering of the Borrower or any direct or indirect parent of the Borrower) permitted under the Credit Facilities Documentation, in each case whether or not consummated,

(6)	any non-cash increase in expenses (including expenses pushed down to Holdings and its Restricted Subsidiaries) (a) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or other inventory adjustments or (b) due to recapitalization accounting or to purchase accounting associated with the Transactions or any other acquisition or the amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items),

(7)	proceeds of business interruption insurance received in cash during such period (or so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss), to the extent not already included in net income; provided, that (a) if such amount is not so reimbursed or received within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period and (b) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period,

(8)	charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected to be so paid or reimbursed within 365 days after the end of such period to the extent not accrued); provided that (a) if such amount is not so paid or reimbursed within such one year period, such charges, losses or expenses shall be subtracted in the subsequent calculation period and (b) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period,

(9)	letter of credit fees,

(10)	unrealized or realized gains and losses due to foreign exchange adjustments including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations, and unrealized or realized gains and losses or other obligations from hedging activities or other derivative instruments,

(11)	the amount of any management, monitoring, consulting, transaction or advisory fees and related indemnities and expenses pursuant to the Sponsor management agreement and payments made to Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of the Borrower (or its direct or indirect parent companies), in each case, to the extent permitted to be paid under the Credit Facilities Documentation,

(12)	cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by Holdings, the Borrower or any of its restricted subsidiaries in connection with any Permitted Acquisition or other investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period,

(13)	interest expense, tax expense (including, without limitation, foreign, federal, state, local, franchise, excise, foreign withholding and similar taxes paid or accrued during such period, including penalties and interest related thereto or arising from any tax examination), amortization and depreciation (including, without limitation, amortization of goodwill, software and other intangible assets),

(14)	any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of) outside the ordinary course of business,

(15)	the net amount, if any, by which consolidated deferred revenues increased and deducting the net amount, if any, by which consolidated deferred revenues decreased,

(16)	the net amount, if any, by which consolidated deferred costs decreased and deducting the net amount, if any, by which consolidated deferred costs increased,

(17)	minority interest Charges,

(18)	any net losses attributable to the early extinguishment of indebtedness (and the termination of any associated hedging agreements),

(19)	all impairment charges, including bad debt expense, and all write-offs and write-downs,

(20)	the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case,

in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period (as an exclusion from net income), and

	(21)	such other adjustments (i) consistent with Regulation S-X, (ii) contained in a quality of earnings report made available to the applicable Administrative Agent conducted by financial advisors (which financial advisors are (A) nationally recognized or (B) reasonably acceptable to the applicable Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by the Borrower, (iii) contained in the Sponsor Model, or (iv) approved by the Administrative Agents.

Incremental Second Lien Facilities:	The Second Lien Facility Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities, or to increase any existing term loan facility, under the Second Lien Facility Documentation (each, an “Incremental Second Lien Term Facility” and, together with the Incremental First Lien Term Facilities, the “Incremental Term Facilities”; the Incremental First Lien Facilities and the Incremental Second Lien Term Facilities, collectively the “Incremental Facilities”) in an aggregate amount of up to (a) the greater of (i) $100 million and (ii) 90% of Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered prior to the date of incurrence of such Incremental Second Lien Term Facility (or, in the event such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date (as defined below) rather than such date of incurrence) (this clause (ii), the “Incremental Second Lien EBITDA Grower”) minus the aggregate principal amount of any Incremental First Lien Facilities or First Lien Incremental Equivalent Debt incurred on or prior to the date thereof in reliance on the Unrestricted Incremental First Lien Amount (in each case, after giving effect to any reclassification of any such Incremental First Lien Facility or First Lien Incremental Equivalent Debt as incurred under the Incremental First Lien Incurrence Test) plus (b)(i) the aggregate amount of all voluntary prepayments, debt buybacks (to the extent offered to all similarly-situated lenders and to the extent of the actual cash price paid in connection with such buyback), payments utilizing the yank-a-bank provisions (to the extent such debt is retired rather than assigned) and commitment reductions of the Credit Facilities, any Incremental Second Lien Term Facility, any Second Lien Incremental Equivalent Debt, any Incremental First Lien Facility, any First Lien Incremental Debt, any Refinancing Facility or any Refinancing Notes, in each case (x) to the extent not financed with long term indebtedness and (y) if any such facility is a revolving facility, to the extent accompanied by a corresponding permanent reduction in the commitments thereunder, plus (ii) in the case of an Incremental Second Lien Term Facility (that is being incurred using the Unrestricted Incremental Second Lien Amount) that serves to effectively extend the maturity of the Second Lien Term Facility and/or any other Incremental Second Lien Facilities, an amount equal to the portion of the Second Lien Term Facility and/or any other Incremental Second Lien Facilities to be replaced with such Incremental Second Lien Term Facility (clauses (a) plus (b), the “Unrestricted Incremental Second Lien Amount”), plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Second Lien Term Facility pursuant to this clause (c) and after giving effect to any acquisition consummated in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amount incurred in connection therewith under the Unrestricted Incremental First Lien Amount, the Unrestricted Incremental Second Lien Amount or the Revolving Facility (but otherwise excluding the cash proceeds of any Incremental First Lien Facilities, First Lien Incremental Equivalent Debt, Incremental Second Lien Term Facility or Second Lien Incremental Equivalent Debt from cash and cash equivalents), (1) in the case of an Incremental Second Lien Term Facility secured on a pari passu basis with the Second Lien Term Facility, the Senior Secured Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Second Lien Term Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the greater of (x) 6.75 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other investment, the Senior Secured Leverage Ratio immediately prior to giving effect to such transactions; or (2) in the case of an Incremental Second Lien Term Facility that is unsecured or is secured on a junior basis to the Second Lien Term Facility, either (A) the Interest Coverage Ratio (with Consolidated EBITDA and consolidated cash interest expense calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to the date of the incurrence of such Incremental Second Lien Term Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) is greater than or equal to either (x) 2.00 to 1.00 or (y) the Interest Coverage Ratio immediately prior to such incurrence or (B) the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such Incremental Second Lien Term Facility (or, if such facility is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) does not exceed the greater of (x) 7.00 to 1.00 and (y) if incurred in connection with a Permitted Acquisition or other investment, the Total Leverage Ratio immediately prior to giving effect to such transactions (provided that (1) the Borrower may elect that the loans or commitments be incurred under one or more of the Unrestricted Incremental Second Lien Amount and the Incremental Second Lien Incurrence Test in its sole discretion, (2) if loans or commitments are intended to be incurred under the Incremental Second Lien Incurrence Test and the Unrestricted Incremental Second Lien Amount in a single transaction or series of related transactions, (x) incurrence of the portion of such loans or commitments to be incurred under the Incremental Second Lien Incurrence Test shall first be calculated without giving effect to any loans or commitments to be incurred under the Unrestricted Incremental Second Lien Amount, but giving full pro forma effect to the use of proceeds of all such loans and commitments and related transactions, and (y) thereafter, incurrence of the portion of such loans or commitments to be incurred under the Unrestricted Incremental Second Lien Amount shall be calculated, and (3) any portion of any Incremental Second Lien Term Facility incurred under the Unrestricted Incremental Second Lien Amount may be reclassified at any time, as the Borrower may elect from time to time, as incurred under the Incremental Second Lien Incurrence Test if the Borrower meets the applicable leverage (or coverage) ratio under the Incremental Second Lien Incurrence Test at such time on a pro forma basis at any time subsequent to the incurrence of such Incremental Second Lien Term Facility (this clause (3), the “Incremental Second Lien Reclassification Provision”)) (this clause (c), the “Incremental Second Lien Incurrence Test”); provided that:

(i) any such Incremental Second Lien Term Facility shall not be guaranteed by any person other than the Guarantors under the Second Lien Term Facility and shall be secured (if secured) only by the Collateral on a pari passu basis with, or on a junior basis to, the Second Lien Term Facility,

(ii)(A) no event of default (or, in the case of a Permitted Acquisition or similar investment, no payment or bankruptcy event of default) under the Second Lien Facility Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any Incremental Second Lien Term Facility incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date, and (B) the representations and warranties in the Second Lien Facilities Documentation shall be true and correct in all material respects (or in all respects if already qualified by materiality) on and as of the date of the incurrence of any Incremental Second Lien Term Facility (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects (or in all respects if already qualified by materiality) as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Second Lien Term Facility are being used to finance a Limited Condition Transaction,

(iii) the maturity date of any Incremental Second Lien Term Facility shall be no earlier than the maturity date of the Second Lien Term Facility and the weighted average life of such Incremental Second Lien Term Facility shall be not shorter than the then remaining weighted average life of the Second Lien Term Facility (without giving effect to any prepayments); provided that up to $30 million of indebtedness under the Incremental Second Lien Term Facilities, the Second Lien Refinancing Term Facilities, the Second Lien Refinancing Notes and any Second Lien Incremental Equivalent Debt (minus the aggregate amount of any Incremental First Lien Facilities, First Lien Refinancing Facilities, First Lien Refinancing Notes and First Lien Incremental Equivalent Debt incurred on or prior to the date thereof in reliance on the First Lien Incremental/Refinancing Maturity Limitation Excluded Amount) may be incurred without regard to the foregoing provisions of this clause (iii) (the “Second Lien Incremental/Refinancing Maturity Limitation Excluded Amount”),

(iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to clause (iii) above) maturity and amortization schedule applicable to any Incremental Second Lien Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, in the case of any Incremental Second Lien Term Facility incurred during the first 12 months after the date of the Original Commitment Letter and secured on a pari passu basis with the Second Lien Facilities (excluding any Incremental Second Lien Term Facility (x) incurred in reliance on the Unrestricted Incremental Second Lien Amount (or, for the avoidance of doubt, initially incurred under the Unrestricted Incremental Second Lien Amount and later reclassified to the Second Lien Incremental Incurrence Test pursuant to the Incremental Second Lien Reclassification Provision), (y) that has an outside maturity date more than two years after the latest maturity date of the Second Lien Term Facility, or (z) incurred in connection with a Permitted Acquisition), but only to the extent the aggregate principal amount of all such Incremental Second Lien Term Facilities exceeds $30 million (the “Second Lien MFN Threshold”), in the event that the interest rate margins for such Incremental Second Lien Term Facility are higher than the interest rate margins for the Second Lien Term Facility by more than 50 basis points, then the interest rate margins for such Second Lien Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Second Lien Term Facility minus 50 basis points; provided further that, in determining the interest rate margins applicable to any Incremental Second Lien Term Facility and any Second Lien Term Loans, (x) customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to the arrangers (or their affiliates) in their respective capacities as such in connection with the applicable facility applicable to such facility and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to any such facility and that are paid or payable in connection with any such facility shall be excluded, (y) OID and upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount or, if less, the remaining life to maturity), and (z) to the extent that Adjusted LIBOR for a three month interest period on the closing date of any such Incremental Second Lien Term Facility (A) is less than 1.0%, the amount of such difference shall be deemed added to the interest margin for the applicable existing Second Lien Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the applicable existing Second Lien Term Loans shall be required and (B) is less than the interest rate floor, if any, applicable to any such Incremental Second Lien Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under such Incremental Second Lien Term Facility solely for such purpose (all adjustments pursuant to this clause (iv), the “Second Lien MFN Adjustment”),

(v) any Incremental Second Lien Term Facility, for purposes of voluntary and mandatory prepayments, shall, unless less favorable treatment is otherwise agreed by the lenders providing such Incremental Second Lien Term Facility, share ratably in (or, if junior in right of payment or as to security, on a junior basis with respect to) any voluntary and mandatory prepayments of the Second Lien Term Facility (subject to certain exceptions to be agreed),

(vi) any Incremental Second Lien Term Facility may rank junior in right of security with the other Second Lien Term Facility or be unsecured, in which case, the Incremental Second Lien Term Facility pursuant to which such incremental term loans are extended will be established as a separate facility from the then existing Second Lien Term Facility; provided, that such separate facility (A) does not mature (and does not require any mandatory redemptions, sinking funds or similar payments or offers to purchase (excluding customary asset sale and change of control provisions and similar provisions and, if applicable, AHYDO catch-up payments)) on or prior to the date that is 91 days after the final stated maturity date of, or have a shorter weighted average life than, loans under any existing Second Lien Term Facility and Incremental Second Lien Term Facility and (B) to the extent secured, shall be subject to intercreditor terms reasonably agreed among the agent under such facility, the Borrower and the Second Lien Administrative Agent, and

(vii) any Incremental Second Lien Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the Second Lien Term Facility, they shall (except to the extent permitted by clause (iii), (iv), (v) or (vi) above) be reasonably satisfactory to the Second Lien Administrative Agent (except for covenants or other provisions applicable only to periods after the latest maturity date of the applicable Second Lien Term Facility or Second Lien Incremental Term Facility) (it being understood that no consent shall be required from the Second Lien Administrative Agent for terms or conditions if the Lenders under the initial Second Lien Term Facility receive the benefit of such terms or conditions through their addition to the Second Lien Facility Documentation).

Any Incremental Second Lien Term Facility may be provided by existing Second Lien Lenders and/or, subject to the consent (not to be unreasonably withheld, delayed or conditioned) of the Second Lien Administrative Agent, other persons who become Second Lien Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to such person; provided that no existing Second Lien Lender will be obligated to provide any such Incremental Second Lien Term Facility, and the Borrower will not be required to offer the opportunity to participate in any Incremental Second Lien Term Facility to any Lenders.

The proceeds of any Incremental Second Lien Term Facility may be used for working capital needs and other general corporate purposes (including capital expenditures, acquisitions and investments, working capital and/or purchase price adjustments, restricted payments, prepayments of Specified Indebtedness and related fees and expenses) and for any other purpose not prohibited by the Second Lien Facilities Documentation.

Second Lien Incremental Equivalent Debt:

The Second Lien Facility Documentation will permit the Borrower to issue or incur senior or subordinated notes (issued in a public offering, Rule 144A offering or other private placement or a bridge financing in lieu of the foregoing) or loans (such notes or loans, “Second Lien Incremental Equivalent Debt” and, together with any First Lien Incremental Equivalent Debt, the “Incremental Equivalent Debt”) that are secured on a pari passu basis with, or on a junior basis to, the Second Lien Term Facility or that are unsecured, in each case in lieu of Incremental Second Lien Term Facilities if the Borrower could establish such Second Lien Incremental Equivalent Debt under the Unrestricted Incremental Second Lien Amount or satisfy the Incremental Second Lien Incurrence Test were such Second Lien Incremental Equivalent Debt an Incremental Second Lien Term Facility; provided that:

(i) the incurrence of such Second Lien Incremental Equivalent Debt shall (solely to the extent incurred in reliance on the Unrestricted Incremental Second Lien Amount) result in a dollar for dollar reduction of the amount of indebtedness that may be in incurred under the Unrestricted Incremental Second Lien Amount in respect of the Incremental Second Lien Term Facilities,

(ii)(A) any Second Lien Incremental Equivalent Debt is not guaranteed by any persons that are not Guarantors and (B) in the case of secured Second Lien Incremental Equivalent Debt, such Second Lien Incremental Equivalent Debt shall not be secured by any assets that are not Collateral and shall be subject to a customary intercreditor agreement reasonably acceptable to the Second Lien Administrative Agent and the Borrower,

(iii) no event of default (or, in the case of a Permitted Acquisition or similar investment, no payment or bankruptcy event of default) under the Second Lien Facility Documentation has occurred and is continuing or would exist after giving effect thereto; provided that in the case of any Second Lien Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, instead the requirement shall be that no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date,

(iv) such indebtedness matures no earlier than the latest date of maturity of the Second Lien Term Facility; provided that the requirements of this clause (iv) shall not apply to any Second Lien Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies this clause; provided, further, that up to the Second Lien Incremental/Refinancing Maturity Limitation Excluded Amount may be incurred without regard to the foregoing provisions of this clause (iv),

(v) the terms and conditions of such indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions, which shall be determined by the Borrower; provided that the Second Lien MFN Adjustment shall apply to any such indebtedness that is incurred in the form of term loans that are secured on a pari passu basis to the Second Lien Term Loan) either, at the option of the Borrower, (x) are reasonably acceptable to the Second Lien Administrative Agent or (y) are not materially more restrictive of Holdings and its restricted subsidiaries (when taken as a whole) than the terms and conditions of the Second Lien Facility Documentation (when taken as a whole) (except, in the case of either clause (x) or (y), for covenants or other provisions applicable only to periods after the latest maturity date of the Second Lien Term Facility) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will be deemed not to be more restrictive than the terms and conditions of the Second Lien Facility Documentation if such financial maintenance covenant is also added for the benefit of the Second Lien Term Facility and all Second Lien Incremental Term Facilities and (B) no consent shall be required from the Second Lien Administrative Agent for terms or conditions that are more restrictive than the Second Lien Facility Documentation if such terms are added to the Second Lien Facility Documentation), and

(vi) except with respect to any Second Lien Incremental/Refinancing Maturity Limitation Excluded Amount, any such indebtedness in the form of notes shall not have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and, if applicable, AHYDO catch-up payments) that could result in prepayments or redemptions of such indebtedness prior to the latest maturity date of the Second Lien Term Facility, and any such indebtedness in the form of loans shall have a weighted average life to maturity no shorter than the then remaining weighted average life to maturity of the Second Lien Term Facility (without giving effect to any prepayments); provided that the requirements of this clause (vi) shall not apply to any Second Lien Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term debt into which any such customary bridge facility is to be converted or exchanged satisfies this clause, and

(vii) any Second Lien Incremental Equivalent Debt in the form of term loans secured on a pari passu basis with the Second Lien Term Loans shall be subject to the Second Lien MFN Adjustment.

Conditions precedent related to the absence of defaults (other than payment or bankruptcy defaults) will be waivable by the lenders in respect of any Incremental Second Lien Term Facility or any Second Lien Incremental Equivalent Debt in connection with Limited Condition Transactions.

First Lien Refinancing Facilities:	The First Lien Facilities Documentation will permit the Borrower to refinance loans under the First Lien Term Facility (or any Incremental First Lien Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “First Lien Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the First Lien Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “First Lien Refinancing Facilities”), respectively, under the First Lien Facilities Documentation or the definitive documentation for any Incremental First Lien Facility, as applicable (including pursuant to an amendment thereto (or amendment and restatement thereof) to (x) add one or more replacement credit facilities thereto and changes related thereto or (y) provide for a “re-pricing” amendment that reduces the interest rate accruing in respect of the loans and/or commitments held by the Lenders consenting thereto and any new lenders providing such loans), with solely the consent of the Borrower and the institutions providing such First Lien Refinancing Term Facility or Refinancing Revolving Facility (which institutions may be existing Lenders or new lenders or any combination of the two), or with one or more additional series of senior secured notes or loans incurred by the Borrower that will be secured by the Collateral on a pari passu basis (without regard to the control of remedies) with, or on a junior basis to, the First Lien Facilities, senior unsecured notes or loans, senior subordinated notes or loans, or subordinated notes or loans (in the case of any such notes, which notes may be issued in a public offering or in a Rule 144A offering or other private placement), or any combination thereof (any such notes or loans, “First Lien Refinancing Notes”) (and the Borrower may require any Lenders that do not participate in the offering of such First Lien Refinancing

Notes to assign their Loans or commitments to the providers of any such replacement First Lien Refinancing Notes, or prepay their outstanding loans and terminate their commitments), subject solely to the following terms and conditions: (i) any First Lien Refinancing Facility or First Lien Refinancing Notes shall not be in a principal amount that exceeds the amount of loans and commitments so refinanced, plus any accrued interest and any fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (ii) with respect to any such indebtedness that is secured, customary intercreditor agreements reasonably acceptable to the First Lien Administrative Agent and the Borrower are entered into, (iii) any First Lien Refinancing Term Facility or First Lien Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First Lien Term Facility or the Incremental First Lien Term Facility, as applicable, being refinanced (without giving effect to any prepayments); provided that up to the First Lien Incremental/Refinancing Maturity Limitation Excluded Amount of such First Lien Refinancing Facility or First Lien Refinancing Notes may be incurred without regard to the foregoing provisions of this clause (iii), (iv) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced or have any scheduled commitment reductions prior to the scheduled maturity date thereof, (v) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any First Lien Refinancing Facility or First Lien Refinancing Notes unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the Borrower Obligations, (vi) any First Lien Refinancing Facilities or First Lien Refinancing Notes are not secured by any assets not constituting Collateral, (vii) the terms and conditions of such First Lien Refinancing Facility or First Lien Refinancing Notes (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, prepayment or redemption terms and provisions, and (subject to clause (iii) above) amortization schedule, each of which shall be determined by the Borrower) either, at the option of the Borrower, (x) are reasonably acceptable to the First Lien Administrative Agent or (y) are not materially more restrictive to Holdings and its restricted subsidiaries (when taken as a whole) than the terms and conditions of the First Lien Facilities Documentation (when taken as a whole) (except, in the case of either clause (x) or (y), for covenants or other provisions applicable only to periods after the maturity date of the loans and commitments being refinanced) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will be deemed not to be more restrictive than the terms and conditions of the First Lien Facilities Documentation if such financial maintenance covenant is also added for the benefit of all First Lien Facilities and First Lien Incremental Facilities and (B) no consent shall be required from the First Lien Administrative Agent or any Lender for terms or conditions that are more restrictive than the First Lien Facilities Documentation if such terms are added to the First Lien Facilities Documentation), and (viii) delivery of certificates, information and documentation consistent with the Documentation Principles.

Second Lien Refinancing Facilities:	The Second Lien Facility Documentation will permit the Borrower to refinance loans under the Second Lien Term Facility (or any Incremental Second Lien Term Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Second Lien Refinancing Term Facility”, together with the First Lien Refinancing Facilities, the “Refinancing Facilities”) under the Second Lien Facility Documentation or the definitive documentation for any Incremental Second Lien Term Loan Facility, as applicable (including pursuant to an amendment thereto (or amendment and restatement thereof) to (x) add one or more replacement credit facilities thereto and changes related thereto or (y) provide for a “re-pricing” amendment that reduces the interest rate accruing in respect of the loans and/or commitments held by the Lenders consenting thereto and any new lenders providing such loans or commitments) with solely the consent of the Borrower and the institutions providing such Second Lien Refinancing Term Facility (which institutions may be existing Lenders or new lenders or any combination of the two) or with one or more additional series of senior secured notes or loans incurred by the Borrower that will be secured by the Collateral on a pari passu basis (without regard to the control of remedies) with the Second Lien Term Facility or on a junior basis to the Second Lien Term Facility, senior unsecured notes or loans, senior subordinated notes or loans, or subordinated notes or loans (in the case of any such notes, which notes may be issued in a public offering or in a Rule 144A offering or other private placement), or any combination thereof (any such notes or loans, “Second Lien Refinancing Notes” and, together with the First Lien Refinancing Notes, the “Refinancing Notes”) (and the Borrower may require any Lenders that do not participate in the offering of such Second Lien Refinancing Notes to assign their Loans or commitments to the providers of any such Second Lien Refinancing Notes, or to prepay their outstanding loans and terminate their commitments), subject solely to the following terms and conditions: (i) any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes shall not be in a principal amount that exceeds the amount of loans and commitments so refinanced, plus any accrued interest and any fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (ii) with respect to any such indebtedness that is secured, customary intercreditor agreements reasonably acceptable to the Second Lien Administrative Agent and the Borrower are entered into, (iii) any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Second Lien Term Facility or the Incremental Second Lien Term Facility, as applicable, being refinanced (without giving effect to any prepayments); provided that up to the Second Lien Incremental/Refinancing Maturity Limitation Excluded Amount of such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes may be incurred without regard to the foregoing provisions of this clause (iii), (iv) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the Borrower Obligations, (v) any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes are not secured by any assets not constituting Collateral, (vi) the terms and conditions of such Second Lien Refinancing Term Facility or Second Lien Refinancing Notes (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, prepayment or redemption terms and provisions, and (subject to clause (iii) above) amortization schedule, each of which shall be determined by the Borrower) either, at the option of the Borrower, (x) are reasonably acceptable to the Second Lien Administrative Agent or (y) are not materially more restrictive to Holdings and its subsidiaries (when taken as a whole) than the terms and conditions of the Second Lien Facility Documentation (when taken as a whole) (except, in the case of either clause (x) or (y), for covenants or other provisions applicable only to periods after the maturity date of the loans being refinanced) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will be deemed not to be more restrictive than the terms and conditions of the Second Lien Facility Documentation if such financial maintenance covenant is also added for the benefit of the Second Lien Term Facility and all Incremental Second Lien Term Facilities and (B) no consent shall be required from the Second Lien Administrative Agent for terms or conditions that are more restrictive than the Second Lien Facility Documentation if such terms are added to the Second Lien Facility Documentation), and (vii) delivery of certificates, information and documentation consistent with the Documentation Principles.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under (i) the Credit Facilities and (ii) at the election of Holdings, any interest rate protection, commodity trading or hedging, currency exchange or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”) if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s swap obligations by the Borrower or other Guarantors) at the time the guarantee of such Guarantor becomes or would become effective with respect to such Swap) or cash management arrangements entered into by Holdings or any of its restricted subsidiaries with a First Lien Lender, the First Lien Administrative Agent or any affiliate of a First Lien Lender or the First Lien Administrative Agent (“Hedging/Cash Management Arrangements”), will be unconditionally guaranteed jointly and severally on a pari passu basis (without regard to control of remedies) with the First Lien Facilities (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Guarantors”), provided that the following subsidiaries (“Excluded Subsidiaries”) shall not be required to become Guarantors: (a)(i) any domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC”) or (ii) any domestic subsidiary substantially all of the assets of which are (x) capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) or (y) capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in either case of clauses (x) and (y), of one or more foreign subsidiaries that are CFCs (a “Domestic Foreign Holding Company”), (b) unrestricted subsidiaries, (c) immaterial subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) special purpose entities, (g) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time such restricted subsidiary is acquired (so long as not entered into in contemplation thereof and so long as such prohibition remains in effect), as applicable, from guaranteeing the Borrower Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, unless such consent, approval, license or authorization has been received, (h) any restricted subsidiary, the provision of a Guarantee by which would reasonably be expected to result in adverse tax consequences to the Borrower or any of its restricted subsidiaries that are not de minimis (as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent), and (i) any restricted subsidiary acquired pursuant to a Permitted Acquisition or other similar investment permitted by the Credit Facilities Documentation that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other similar investment and any restricted subsidiary thereof that guarantees such secured indebtedness, in each case to the extent that (but only for so long as) such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

Notwithstanding the foregoing, (a) subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the First Lien Administrative Agent reasonably agree that the burden or cost of providing such a Guarantee outweighs, or is excessive in relation to, the value afforded thereby, and (b) the Borrower may, in its sole discretion, elect to cause (i) one or more Excluded Subsidiaries to become Guarantors, and (ii) any Guarantor that is or becomes an Excluded Subsidiary (including, so long as at the time of such release no default or event of default shall have occurred and be continuing, an Excluded Subsidiary that has become a Guarantor pursuant to clause (i)) to be released from its Guaranty.

Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations and the Guarantees will be secured by: (a) a perfected first priority (in the case of the First Lien Facilities, the Guarantees in respect thereof and the Hedging/Cash Management Arrangements) or second priority (in the case of the Second Lien Term Facility and the Guarantees in respect thereof) pledge, in each case subject to permitted liens, of (i) the equity interests of the Borrower and (ii) the equity interests of each restricted subsidiary directly held by the Borrower or any subsidiary Guarantor (which pledge, in the case of the equity interests of any first tier CFC foreign subsidiary or any Domestic Foreign Holding Company, shall be limited, in each case, to 65% of the voting stock (and

100% of the non-voting stock) of such CFC foreign subsidiary or such Domestic Foreign Holding Company, as the case may be), subject in the case of clause (ii) to other exceptions consistent with the Documentation Principles, and (b) perfected first priority (in the case of the First Lien Facilities, the Guarantees in respect thereof and the Hedging/Cash Management Arrangements) or second priority (in the case of the Second Lien Term Facility and the Guarantees in respect thereof) security interests in and (as applicable) mortgages on (in each case, subject to permitted liens) substantially all tangible and intangible personal property and fee-owned real property above an agreed threshold of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes above an agreed threshold and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following: (i)(A) any fee-owned real property with a fair market value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing in accordance with the Certain Funds Provisions), and (B) all leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access or similar letters) and, except to the extent a security interest therein can be perfected by filing a UCC financing statement, leasehold interests in all other assets, (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) and commercial tort claims reasonably expected to result in a recovery of less than an amount to be agreed, (iii) any property of or in which pledges and security interests are prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority, unless such consent has been obtained) or by any contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, or would result in material adverse accounting or regulatory consequences, as reasonably determined by the Borrower, (iv) margin stock and equity interests in any person other than wholly-owned restricted subsidiaries, (v) [reserved], (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent permitted under the Credit Facilities Documentation, to the extent, that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (vii) any assets to the extent a security interest in such assets would result in adverse tax consequences that are not de minimis as reasonably determined by the Borrower, in consultation with (but without the consent of) the Administrative Agents, (viii) those assets as to which the Administrative Agents and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) equity interests of unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, immaterial subsidiaries and special purpose entities, (xi) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (xii) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account, and (xiii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, the Borrower and the subsidiary Guarantors shall not be required, nor shall the First Lien Administrative Agent or Second Lien Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Credit Facilities Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be agreed, to be determined as of the Closing Date for existing real property and as of the date of acquisition for any after acquired real property, or (D) delivery to the First Lien Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Borrower and its subsidiaries and intercompany notes and other instruments above agreed thresholds, in each case as expressly required in the First Lien Facilities Documentation, (ii) to take any action (A) in any non-U.S. jurisdiction or (B) with respect to any assets (including intellectual property) located or titled outside of, or governed by or arising under the laws of a jurisdiction outside of, the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, and no foreign intellectual property filings, searches or schedules), (iii) to enter into any deposit account control agreement, securities account control agreement or commodities account control agreement with respect to any deposit account, securities account or commodities account, (iv) except as expressly set forth above, to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control”, (v) to provide any notice to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof), (vi) to enter into any source code escrow arrangement or register any intellectual property, or (vii) to grant a security interest in any asset or perfect a security interest in any Collateral to the extent that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein (including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary)) outweighs, or is excessive in light of, the practical benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agents.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facilities Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Credit Facilities Documentation).

The liens on the Collateral securing the First Lien Facilities will be senior in priority to the liens on the Collateral securing the Second Lien Term Facility and any permitted refinancings thereof. The priority of the security interests and related creditor rights between the First Lien Facilities and the Second Lien Term Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) substantially identical to that certain First Lien/Second Lien Intercreditor Agreement, dated as of November 12, 2014, among Jefferies Finance LLC, as Senior Representative for the First Lien Credit Agreement Secured Parties, Jefferies Finance LLC, as Junior Priority Representative for the Second Lien Credit Agreement Secured Parties, Tyche Holdings, LLC, as Holdings, Transfirst Inc., as a Borrower, and the other entities party thereto from time to time.

No claims will be made under Guarantees, and no security will be enforceable, unless and until an Event of

Default shall have occurred (a “Declared Default”). Until a Declared Default shall have occurred and the First Lien Administrative Agent shall have provided one (1) business day’s prior written notice to the Borrower or any applicable Guarantor, the Borrower or such Guarantor will be permitted to retain and to exercise voting rights with respect to any shares pledged by it, and the person whose shares have been pledged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Credit Facilities Documentation. Following any Declared Default, after all Events of Default have been cured or waived any voting and/or other consensual rights the First Lien Administrative Agent shall have received following a Declared Default and delivery of the notice required above shall revert to the Borrower or the applicable Guarantor, which shall thereupon have the sole right to exercise such voting and other consensual rights.

Final Maturity and Amortization:	(A)	First Lien Term Facility

Commencing on the last day of the second full fiscal quarter ended after the Closing Date, the First Lien Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% per annum of the original principal amount of the First Lien Term Facility (subject to reduction in connection with debt prepayments and repayments), with the balance payable on the maturity date thereof. The First Lien Term Facility will mature on the date that is seven years after the Closing Date; provided that the First Lien Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding First Lien Term Loans upon the request of the Borrower and without the consent of any other Lender (and as further described below).

	(B)	Second Lien Term Facility

The Second Lien Term Facility will be payable in full on the maturity date thereof. The Second Lien Term Facility will mature on the date that is eight years after the Closing Date; provided that the Second Lien Facility Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Second Lien Term Loans upon the request of the Borrower and without the consent of any other Lender (as further described below).

	(C)	Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the First Lien Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their commitments under the Revolving Facility upon the request of the Borrower and without the consent of any other Lender (and as further described below).

Notwithstanding anything to the contrary set forth herein, the First Lien Facilities Documentation and the Second Lien Facility Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any commitments and/or loans of the Borrower be converted to extend any commitments and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of such loans (any such commitments or loans which have been so converted, “Extended Loans”), and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its commitments under the Revolving Facility and its outstanding Revolving Loans and/or Term Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted, except for interest rates, fees, amortization (which may result in a longer (but not shorter (without giving effect to any prepayments)) weighted average life than the existing class), final maturity date (which may be no earlier than the existing class), optional and mandatory prepayments and certain other customary provisions to be agreed. Extended Loans shall not be subject to any “default stopper”, financial tests, minimum extension conditions or “most favored nation” pricing provisions.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Subject to applicable law, during the continuance of any payment or bankruptcy event of default under the applicable Credit Facilities Documentation only, with respect to all overdue amounts, at the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid with:

	a)	commencing with (i) if the Closing Date occurs prior to January 1, 2017, the fiscal year of Holdings ending July 31, 2017 or (ii) otherwise, the first full fiscal year ending after the Closing Date, within ten (10) business days after the due date for the annual audited financial statements for such fiscal year, 50% of Excess Cash Flow if the First Lien Senior Secured Leverage Ratio is greater than or equal to 4.00 to 1.00, 25% of Excess Cash Flow if the First Lien Senior Secured Leverage Ratio is greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00 and 0% of Excess Cash Flow if the First Lien Senior Secured Leverage Ratio is less than 3.50 to 1.00, in each case, determined after giving effect to such prepayment; provided that with respect to any fiscal year, at the Borrower’s option, any voluntary prepayments or buybacks (to the extent offered to all similarly-situated lenders and to the extent of the actual cash price paid in connection with such buyback) of loans under the Term Facilities (or any voluntary prepayments, buybacks (to the extent offered to all similarly-situated lenders and to the extent of the actual cash price paid in connection with such buyback) or redemptions of any Incremental Term Facility, Incremental Equivalent Debt, Refinancing Term Facility, Refinancing Notes or Permitted Debt Exchange Notes, in each case to the extent (x) in the case of the First Lien Facilities Documentation. secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the First Lien Facilities, or (y) in the case of the Second Lien Facility Documentation, secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Second Lien Term Facility) and, in the case of the First Lien Facilities Documentation, loans under the Revolving Facility (or any Incremental Revolving Facility or Refinancing Revolving Facility) to the extent commitments thereunder are permanently reduced by the amount of such prepayments or to the extent drawn to account for any additional OID or upfront fees that are implemented pursuant to the “market flex” provisions of the Fee Letter, in each case made during such fiscal year and (at the option of the Borrower) thereafter prior to the applicable excess cash flow prepayment date and not funded with the proceeds of long term indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis prior to the making of such Excess Cash Flow prepayment; provided that prepayments shall only be required under this clause (a) if the Excess Cash Flow prepayment obligation as determined in accordance with the foregoing provisions is greater than an amount to be agreed. “Excess Cash Flow” shall be defined consistent with the Documentation Principles but in any event shall be reduced by cash amounts used during such fiscal year or prior to the date of such excess cash flow prepayment (or required to be used following such period pursuant to binding arrangements entered into prior to or during such period) (but without duplication of any amount deducted in any other period) for or in connection with capital expenditures, Permitted Acquisitions, payments made pursuant to the General Restricted Payment Incurrence Test, certain other permitted investments (including investments in joint ventures), certain other restricted payments (including clauses (f)(iii) and (f)(iv) under the heading “Negative Covenants” below) to be mutually agreed, payments of certain other indebtedness made during such fiscal period, any payment of an earnout or seller note converted from an earnout, scheduled prepayments of indebtedness, in each case, to the extent made from sources other than the proceeds of long-term indebtedness (other than revolving indebtedness) or, if the Borrower elects to have the Growth Amount be based on Consolidated Net Income (to be defined in a manner consistent with the Documentation Principles), the Growth Amount portion of the Available Amount, and prepayments of certain other indebtedness, and taxes and tax distributions paid or payable during such fiscal period or on behalf thereof;

b)	within ten (10) business days after receipt thereof, 100% of the net cash proceeds of certain non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) subject to exceptions to be agreed (including in excess of thresholds per transaction and per fiscal year to be agreed, with only the amount in excess of such annual limit required to be used to prepay the Term Loans) and subject to the right to reinvest 100% of such proceeds, if such proceeds (the “Reinvestment Proceeds”) are reinvested in the business, including in permitted acquisitions or capital expenditures (or committed to be so reinvested) within 18 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the end of such 18 month period, and other exceptions to be set forth in the Credit Facilities Documentation; provided that the foregoing percentage shall be reduced to (i) if, on the date the Borrower or its restricted subsidiaries receive such net cash proceeds, the First Lien Senior Secured Leverage Ratio as of the end of the most recent test period, on a pro forma basis, is greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00, 50% and (ii) if, on the date the Borrower or its restricted subsidiaries receive such net cash proceeds, the First Lien Senior Secured Leverage Ratio as of the end of the most recent test period, on a pro forma basis, is less than 3.50 to 1.00, 0%; and

c)	within one (1) business day after receipt thereof (or concurrently with the receipt thereof in the case of any Refinancing Facilities or any Refinancing Notes), 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation, but including Refinancing Facilities and Refinancing Notes).

The Second Lien Facility Documentation will provide that the step-downs with respect to the percentage of Excess Cash Flow required to be used to prepay Second Lien Term Loans will be based on the Senior Secured Leverage Ratio (with step-downs to 25% and 0% at 6.25 to 1.00 and 5.75 to 1.00, respectively) rather than the First Lien Senior Secured Leverage Ratio.

Within the First Lien Term Facility, mandatory prepayments (other than from proceeds of any Second Lien Refinancing Term Facility or Second Lien Refinancing Notes, each of which shall at all times be applied to repay Second Lien Term Loans or Incremental Second Lien Term Facilities, as applicable) shall be applied to the remaining scheduled installments of principal of the First Lien Term Facility as directed by the Borrower (or, in the case of no direction, in direct order of maturity). When there are no longer outstanding loans under the First Lien Term Facility or any Incremental First Lien Term Facility, mandatory prepayments will be applied to the Second Lien Term Facility.

Notwithstanding the foregoing, the Credit Facilities Documentation will provide that, in the event that any Incremental Facility, Incremental Equivalent Debt, First Lien Refinancing Term Facility, Second Lien Refinancing Term Facility, Refinancing Notes, or Permitted Debt Exchange Notes, in each case secured by liens on the Collateral ranking on a pari passu basis (without regard to the control of remedies) with the First Lien Facilities or the Second Lien Term Facility, as applicable, shall be issued or incurred, such indebtedness may share on a pro rata basis in any mandatory prepayments with respect to the First Lien Term Facility or Second Lien Term Facility, as applicable.

Any Lender under either Term Facility may elect not to accept its pro rata portion of any mandatory prepayment under clause (a) or (b) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender that is a First Lien Lender must first be offered to Second Lien Lenders and, if declined by the Second Lien Lenders, may be retained by the Borrower and shall increase the Available Amount (as defined below).

The Loans under the Revolving Facility shall be prepaid and the letters of credit issued thereunder cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Mandatory prepayments from foreign subsidiaries’ Excess Cash Flow and net cash proceeds (other than pursuant to any debt incurrence) will be subject to customary limitations under the Credit Facilities Documentation to the extent such prepayments or the obligation to make such prepayments (including the repatriation of cash in connection therewith) (a) are prohibited, delayed or restricted by applicable law, rule or regulation (including, without limitation, relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant subsidiaries) or material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any such prohibition is not created in contemplation of such prepayment) (provided that the Borrower and its restricted subsidiaries shall use commercially reasonable efforts (for a period not to exceed one year from the date of the event or calculation giving rise to such repatriation requirement, and subject to the considerations above and as determined in the Borrower’s reasonable business judgment) available under local law to permit such repatriation) or (b) could reasonably be expected to result in adverse tax consequences that are not de minimis (including any withholding tax) (as reasonably determined by the Borrower). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of Holdings and its restricted subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing, any prepayments required after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates arising as a result of compliance with the proviso in clause (a) above.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty other than as set forth below, subject to reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facilities (or any other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) and any Incremental Term Facilities will be applied to the remaining amortization payments under the Term Facilities (or one or more of such other facility, class or tranche of term loans, as determined by the Borrower in its sole discretion) or such Incremental Term Facility, as applicable, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans.

Prepayment Premium:	In respect of the initial First Lien Term Facility, any voluntary prepayment, mandatory prepayment with the proceeds of debt not permitted under the First Lien Facilities Documentation, or refinancing (other than a prepayment or refinancing of the initial First Lien Term Facility in connection with any transaction that would, if consummated, constitute an initial public offering, change of control or Transformative Acquisition (as defined below)) of the initial First Lien Term Facility with the proceeds of loans under any secured bank credit facilities with a lower Effective Yield than the Effective Yield of the initial First Lien Term Facility, or any amendment (other than an amendment of the initial First Lien Term Facility in connection with any transaction that would, if consummated, constitute an initial public offering, change of control or Transformative Acquisition) that reduces the Effective Yield of the initial First Lien Term Facility, in either case that occurs prior to the six month anniversary of the Closing Date and the primary purpose of which is to lower the Effective Yield on the initial First Lien Term Loans, shall be subject to a prepayment premium of 1.00% of the principal amount of the initial First Lien Term Loans so prepaid, refinanced or amended. For purposes of this paragraph, “Transformative Acquisition” shall mean any acquisition by Holdings or any of its restricted subsidiaries that either (a) is not permitted by the terms of the Credit Facilities Documentation immediately prior to the consummation of such acquisition, (b) if permitted by the terms of the Credit Facilities Documentation immediately prior to the consummation of such acquisition, would not provide Holdings and its restricted subsidiaries with adequate flexibility under the Credit Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, or (c) is for consideration greater than an amount to be agreed.

“Effective Yield” shall mean, as of any date of determination, with respect to the First Lien Term Facility, any Incremental Facility, any Refinancing Facility or any other applicable facility, the sum of (i) the higher of (A) the Adjusted LIBOR rate applicable thereto on such date for a deposit in dollars with a maturity of three months and (B) the Adjusted LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins with respect to such facility as of such date (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBOR rate applicable thereto), and (iii) the amount of OID and/or upfront fees (which shall be deemed to constitute like amounts of OID) paid and payable by the Borrower to the Lenders in connection therewith (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount or, if less, the remaining life to maturity, and assuming that the commitments under any such facility that is a revolving facility are fully drawn) (it being understood that customary arrangement, commitment, structuring, underwriting, ticking, unused line and amendment fees paid or payable to the arrangers (or their affiliates) in their respective capacities as such in connection with the applicable facility applicable to such facility and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to any such facility and that are paid or payable in connection with such facility shall be excluded).

In the event all or any portion of the Second Lien Term Facility is voluntarily prepaid (other than permitted assignments to a Restricted Affiliated Lender or a Debt Fund Affiliate) or prepaid pursuant to clause (c) under the heading “Mandatory Prepayments” above, in each case prior to the second anniversary of the Closing Date, such repayments shall be made at (i) 102% of the amount prepaid if such repayment occurs prior to the first anniversary of the Closing Date and (ii) 101% of the amount prepaid if such repayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; provided that (x) no such premium shall be payable in connection with an initial public offering or a “change of control” transaction, and (y) for the avoidance of doubt, no such premium shall be payable upon an acceleration of the loans under the Second Lien Credit Facility as a result of the exercise of remedies by the Second Lien Administrative Agent and the Second Lien Lenders.

Documentation:

The definitive documentation for the First Lien Facilities (including the Intercreditor Agreement, the “First Lien Facilities Documentation”) will be based on the Documentation Principles (as defined below).

As used in this Term Sheet, “Documentation Principles” means documentation based on and substantially consistent with that certain First Lien Credit Agreement, to be entered into among Papay Merger Sub, Inc., Cvent, Inc., Papay Holdco, LLC, the other guarantors party thereto, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent and collateral agent, and the related loan documents executed in connection with such credit agreement (the “Documentation Precedent”), initially prepared by Kirkland & Ellis LLP, as counsel to Holdings and its subsidiaries, giving due regard to operational and strategic requirements of Holdings and its subsidiaries in light of their size and capitalization, geographic location, lines of business, financial accounting, the Projections, the proposed business plan, the disclosure schedules in the Acquisition Agreement and the industries, businesses and business practices in which Holdings and its subsidiaries are engaged, and shall contain the terms set forth in this Exhibit B (subject to the right of the Requisite Arrangers (as defined in the Fee Letter) to exercise the “market flex” provisions of the Fee Letter) and be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the pre-closing requirements of the Acquisition Agreement. The Credit Facilities Documentation (as defined below) shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of default expressly set forth in the Term Sheet, in each case, applicable to the Borrower and its restricted subsidiaries (and, where indicated, Holdings), and with standards, qualifications, thresholds, exceptions (including for materiality), “baskets” and grace and cure periods consistent with the Documentation Principles as applied to transactions of this kind. The Credit Facilities Documentation will (i) include the First Lien Administrative Agent’s customary agency provisions and certain mechanical provisions not in contravention of anything specifically set forth in this Term Sheet (consistent with and reflective of the First Lien Administrative Agent’s customary requirements and practices), (ii) cure any mistakes or defects contained in the Documentation Precedent, (iii) include modifications to reflect any relevant changes in law or accounting standards since the date of the Documentation Precedent, (iv) will give effect to the exercise of any “market flex” provisions of the Fee Letter and (v) include customary EU Bail-In provisions. To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “Material Adverse Effect”, for purposes of such representations and warranties, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement.

The definitive documentation for the Second Lien Term Facility (the “Second Lien Facility Documentation” and, together with the First Lien Facilities Documentation, the “Credit Facilities Documentation”) will be based on the First Lien Facilities Documentation; provided that (i) the dollar baskets and dollar thresholds for representations and warranties, affirmative and negative covenants and events of default in the Second Lien Facility Documentation shall be set with a cushion of 25% to the corresponding dollar baskets and dollar thresholds for the same representations and warranties, affirmative and negative covenants and events of default under the First Lien Facilities and (ii) each incurrence-based test conditioned upon the First Lien Senior Secured Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio will be set at a level that is 0.25x greater than the level applicable to such ratio in the First Lien Facilities Documentation, and the Interest Coverage Ratio will be set at a level that is 0.25x below the level applicable to such ratio in the First Lien Facilities Documentation.

Notwithstanding the foregoing or anything else to the contrary in the Credit Facilities Documentation, all leases of the Borrower and its restricted subsidiaries that are (or would be, if presently in existence) treated as operating leases for purposes of GAAP on the date of the Original Commitment Letter shall be or continue to be accounted for as operating leases regardless of any change in or application of GAAP following such date that would otherwise require such leases to be treated as capital leases.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower, its restricted subsidiaries and, in certain cases, Holdings): organizational status and good standing; power and authority (other than with respect to the Credit Facilities Documentation, subject to Material Adverse Effect), qualification (subject to Material Adverse Effect), due authorization, execution, delivery, binding effect and enforceability of the Credit Facilities Documentation; with respect to the Credit Facilities Documentation, no violation of, or conflict with, law, organizational documents or material agreements (subject in each case to Material Adverse Effect); compliance with law (subject to Material Adverse Effect); anti-terrorism and sanctions laws, including the PATRIOT Act and OFAC; FCPA and anti-money laundering laws; litigation (subject to Material Adverse Effect); margin regulations; governmental approvals (as such approvals pertain to the execution, delivery or performance of the Credit Facilities Documentation) (subject to Material Adverse Effect); Investment Company Act; accuracy of disclosure; historical financial statements; pro forma financial statements and projections; labor matters (subject to no Material Adverse Effect); no Material Adverse Effect since the Closing Date; taxes (subject to Material Adverse Effect); ERISA (subject to Material Adverse Effect); subsidiaries as of the Closing Date; intellectual property (subject to Material Adverse Effect); environmental laws (subject to Material Adverse Effect); use of proceeds; ownership of properties (subject to Material Adverse Effect); creation and perfection of liens and other security interests; and

consolidated Closing Date solvency of Holdings and its subsidiaries (to be defined and determined in a manner consistent with the manner in which solvency is defined and determined in the form of solvency certificate set forth in Annex I to Exhibit C); subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facilities Documentation consistent with the Documentation Principles.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business or financial condition or results of operations, in each case, of Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the material rights and remedies (taken as a whole) of the applicable Administrative Agent or Lenders under the applicable Credit Facilities Documentation (other than due to the action or inaction of the applicable Administrative Agent or the applicable Lenders) or (iii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Credit Facilities Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facilities and the Revolving Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice and/or a letter of credit request (as applicable) and (b) satisfaction (or waiver by all Commitment Parties) of the applicable conditions set forth in Exhibit C to the Commitment Letter.

Conditions to All Borrowings After the Closing Date:	The making of each extension of credit under the Credit Facilities after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice and/or letter of credit request (as applicable), (b) the accuracy of representations and warranties in all material respects as of the date of the applicable extension of credit, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be required to be accurate in all material respects as of such earlier date (or in all respects if already qualified by materiality), and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), the limitations set forth in the sections hereof entitled “Incremental Facilities” and “Limited Condition Transactions” to the extent the proceeds of any Incremental Facility are being used to finance a Limited Condition Transaction.

Affirmative Covenants:

Limited to the following (to be applicable to Holdings and its restricted subsidiaries only):

(x) quarterly (for each of the first three quarters of each fiscal year (commencing with the first full fiscal quarter ending after the Closing Date)) unaudited financial statements within 45 days after each such fiscal quarter end (60 days for each of the first three fiscal quarters ending after the Closing Date that are not year ends) and compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties), and (y) annual audited financial statements (accompanied by (a) an audit opinion from a nationally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agents without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception as a result of (i) the impending maturity of the First Lien Term Facility, Second Lien Term Facility, or the Revolving Facility within the next 12 months or (ii) any potential inability to satisfy the Financial Covenant and (b) a customary management discussion and analysis (in form reasonably acceptable to the Administrative Agents) of the financial performance of Holdings and its restricted subsidiaries) within 120 days after each fiscal year end (or 150 days after the fiscal year in which the Closing Date occurs), in each case, for Holdings and its restricted subsidiaries on a consolidated basis; compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties) and, prior to an initial public offering, annual budgets (on a quarterly basis for the then current year) within 120 days after the beginning of each fiscal year commencing with the first full fiscal year ending after the Closing Date; other information reasonably requested by the First Lien Administrative Agent or Second Lien Administrative Agent, as applicable; notices of defaults, Material

Adverse Effects, litigation (subject to Material Adverse Effect) and ERISA events (subject to Material Adverse Effect); inspections upon reasonable prior notice (subject to limitations on frequency (so long as there is no ongoing event of default), cost reimbursement and the disclosure of information subject to confidentiality obligations, attorney-client privilege or other customary disclosure limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear and subject to Material Adverse Effect) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence (other than with respect to the Borrower and Holdings, subject to Material Adverse Effect); maintenance of books and records; payment of taxes (subject to Material Adverse Effect); compliance with laws (including ERISA and environmental) (subject to Material Adverse Effect); compliance with PATRIOT Act, FCPA, OFAC, sanctions laws, anti-money laundering laws and other anti-terrorism laws; commercially reasonable efforts to maintain public corporate and public corporate family ratings and public facility ratings by each of S&P and Moody’s (but not to maintain a specific rating); use of proceeds; and additional guarantors and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the First Lien Facilities Documentation and Second Lien Facility Documentation consistent with the Documentation Principles.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holding company covenant, negative pledge covenant, fiscal year covenant and the restricted payments covenant, Holdings) limitations on:

	a)	the incurrence of debt, with exceptions including the ability to incur (i) indebtedness under the Credit Facilities, (ii) indebtedness on the terms set forth in the sections hereof entitled “Incremental First Lien Facilities”, “Incremental Second Lien Facilities”, “First Lien Incremental Equivalent Debt”, “Second Lien Incremental Equivalent Debt”, “First Lien Refinancing Facilities”, “Second Lien Refinancing Facilities”, and “Permitted Debt Exchanges”, (iii) non-speculative hedging arrangements and cash management obligations, (iv) indebtedness of the Company and its subsidiaries incurred prior to the Closing Date and, with respect to any indebtedness in any outstanding principal amount of greater than an amount to be agreed, listed on a schedule, (v) purchase money indebtedness and capital leases equal to the sum of a cap to be equal to a principal amount to be agreed and an unlimited amount subject to pro forma compliance with a First Lien Senior Secured Leverage Ratio less than or equal to 3.75 to 1.00; (vi) unsecured indebtedness arising from agreements providing for adjustments of purchase price, “earn outs”, other contingent consideration obligations and other deferred purchase price obligations entered into in connection with acquisitions, (vii) pursuant to a general basket in an outstanding principal amount to be agreed, (viii) of non-Guarantor subsidiaries and joint ventures up to a principal amount to be agreed, (ix) factoring, receivables and securitization facilities subject to a cap to be agreed, (x) unlimited intercompany indebtedness among Holdings and its restricted subsidiaries (with a cap on the amount of indebtedness owed by restricted subsidiaries that are not the Borrower or a Guarantor to be agreed), (xi) indebtedness in an aggregate amount up to the aggregate cash contributions made to the Borrower after the Closing Date (to the extent not otherwise applied, not disqualified stock and not a Specified Equity Contribution), (xii) trade letters of credit in an aggregate outstanding face amount to be mutually agreed, (xiii) seller paper or other debt incurred to finance the payment of earn-out obligations with respect to Permitted Acquisitions or other investments, subject to limitations to be agreed, (xiv) debt assumed or incurred for any purpose (including in connection with Permitted Acquisitions, other permitted investments or capital expenditures) in unlimited amounts so long as, in connection with any indebtedness that is incurred, on a pro forma basis after giving effect to the incurrence of any such debt and after giving effect to any acquisition or other investment consummated in connection therewith, any indebtedness repaid with the proceeds thereof, and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustments but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Unrestricted Incremental First Lien Amount or the Unrestricted Incremental Second Lien Amount (but otherwise excluding the cash proceeds of any such indebtedness from cash and cash equivalents) (and subject, in each case, to (1) compliance with the Required Debt Terms (which such term shall be defined in the First Lien Facilities Documentation and shall be consistent with the meaning given to such term in the Documentation Precedent (the “Required Debt Terms”), and (2) a cap to be agreed on the amount of any such indebtedness which may be incurred by non-Guarantor restricted subsidiaries), (A) if such indebtedness is secured on a pari passu basis with the First Lien Facilities, on a pro forma basis, the First Lien Senior Secured Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness (or, if such indebtedness is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) shall not exceed the greater of (1) the First Lien Senior Secured Leverage Ratio prior to giving effect to the incurrence thereof and (2) 4.50 to 1.00; (B) if such indebtedness is secured on a junior basis to the First Lien Facilities and on a pari passu basis with the Second Lien Term Facility, on a pro forma basis, the Senior Secured Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness (or, if such indebtedness is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) shall not exceed the greater of (1) the Senior Secured Leverage Ratio prior to giving effect to the incurrence thereof and (2) 6.75 to 1.00; or (C) if such Indebtedness is unsecured or is secured on a junior basis to the Second Lien Term Facility, either (I) on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of the incurrence of such indebtedness (or, if such indebtedness is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) shall not exceed the greater of (1) the Total Leverage Ratio prior to giving effect to the incurrence thereof and (2) 7.00 to 1.00, or (II) on a pro forma basis, the Interest Coverage Ratio (with Consolidated EBITDA and consolidated cash interest expense calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to the date of the incurrence of such debt (or, if such debt is incurred in connection with a Limited Condition Transaction, the LCT Test Date rather than such date of incurrence)) is greater than or equal to the lesser of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to the incurrence thereof, investment or other specified transaction, and (xv) indebtedness under other customary exceptions to be agreed and consistent with the Documentation Principles;

b)	liens, with exceptions including permitting liens (i) securing the Borrower Obligations, (ii) securing any secured Incremental Facility, Incremental Equivalent Debt, Refinancing Facility, Refinancing Notes, indebtedness permitted to be incurred to finance a Permitted Acquisition, or Permitted Debt Exchange Notes, (iii) securing indebtedness assumed in connection with a Permitted Acquisition or similar investment (provided that such liens extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents) that such liens extended to, and secure the same indebtedness that such liens secured, immediately prior to such assumption and were not created in contemplation thereof), (iv) pursuant to a general basket securing an outstanding amount to be agreed, (v) securing debt described under clause (a)(xiv) above on the priorities set forth under clause (a)(xiv) above, (vi) securing permitted purchase money indebtedness or capital leases, (vii) with respect to any foreign subsidiary, arising mandatorily by legal requirements, (viii) securing permitted intercompany indebtedness (A) in favor of the Borrower or any Guarantor or (B) of any restricted subsidiary that is not the Borrower or a Guarantor in favor of any other restricted subsidiary, (ix) securing factoring, receivables and securitization facilities, subject to a fixed dollar amount and limitations to be agreed, and (xi) securing indebtedness under the non-Guarantor or joint venture indebtedness basket or any other permitted indebtedness of non-Loan Parties) (provided that such liens extend only to the assets of such non-Guarantors and/or joint ventures);

c)	fundamental changes (other than, among others, (i) intercompany mergers, consolidations, liquidations and dissolutions, (ii) Permitted Acquisitions and other permitted investments, (iii) Permitted Reorganizations (as defined below), and (iv) permitted dispositions);

d)	asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks, with exceptions including permitting (i) non-ordinary course asset sales, subject solely to the following terms and conditions: (A) such asset sales are for fair market value as reasonably determined by the Borrower in good faith, (B) the consideration for any such sales in excess of an amount to be agreed is at least 75% cash consideration (including cash equivalents and up to an amount to be agreed of designated non-cash consideration), with exceptions for asset swaps and exchanges, and (C) the proceeds of such asset sales are subject to the terms set forth in the section hereof entitled “Mandatory Prepayments”; (ii) sales of obsolete, worn out, uneconomical, negligible or surplus assets or assets no longer used or useful in the business, (iii) asset swaps, (iv) dispositions of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment or made to obtain the approval of an anti-trust authority, and any other disposition to comply with any order of an agency, authority or other regulatory body or any applicable law or regulation, (v) intercompany transfers, (vi) certain asset sale leasebacks, (vii) sales of assets in the ordinary course of business and immaterial assets, (viii) dispositions of non-Collateral assets in an amount to be agreed, (ix) dispositions constituting any part of a Permitted Reorganization, (x) dispositions or discounts made in connection with factoring, receivables and securitization facilities, (xi) licensing arrangements, (xii) scheduled dispositions, and (xiii) a general dispositions basket in an amount to be agreed;

e)	investments, with exceptions including permitting (i) so long as no default or event of default shall have occurred and be continuing on the date of such investment (or, if in connection with a Limited Condition Transaction, no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date), investments in an unlimited amount, so long as, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such investment (or, if in connection with a Limited Condition Transaction, the LCT Test Date) shall be no greater than 5.75 to 1.00, (ii) pursuant to an exception permitting unlimited intercompany investments (with a cap on investments by the

Borrower and the Guarantors in restricted subsidiaries that are not the Borrower or a Guarantor to be agreed), (iii) pursuant to a general basket in an outstanding amount to be agreed plus any unused capacity under the general restricted payment basket or the general basket for prepayments of subordinated indebtedness), (iv) so long as no payment or bankruptcy event of default is continuing (subject to the Limited Condition Transaction provisions), investments in a person (including, to the extent constituting an investment, to acquire assets of a person that represents all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product), that is engaged in a permitted business if as a result of such investment, (A) such person becomes a restricted subsidiary or (B) such person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with our into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or a restricted subsidiary (each such investment, a “Permitted Acquisition”), (v) in joint ventures and unrestricted subsidiaries in an aggregate outstanding amount not to exceed an amount to be agreed, (vi) in similar businesses in an aggregate outstanding amount not to exceed an amount to be agreed, (vii) existing on the Closing Date (with any investments in excess of an amount to be agreed to be scheduled), (viii) loans and advances to officers, directors, employees and consultants in an aggregate outstanding amount not to exceed an amount to be agreed, (ix) reorganizations and other activities related to tax planning and reorganization, so long as, after giving effect thereto, there is no material adverse impact on the value of the Collateral (each a “Permitted Reorganization”), (x) investments made with equity proceeds that do not increase the Available Amount, (xi) investments consisting of commissions advanced to producers that may not be earned through personal production and that are earned over time or written off by the Borrower as unearned salary, and (xii) investments using the Available Amount, subject solely to no continuing event of default (or, solely with respect to use of the Growth Amount and the Starter Amount, the absence of any continuing payment or bankruptcy (with respect to the Borrower) event of default);

f)	dividends or distributions on, or redemptions of, the Borrower’s and its restricted subsidiaries’ equity interests, with exceptions including (i) customary exceptions for distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees, Sponsor and director indemnities and expenses and director fees, franchise and similar taxes required to maintain corporate existence and other legal, accounting and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries, (ii) customary exceptions for tax distributions or dividends to the Borrower by any of the Borrower’s subsidiaries (in the case of taxes attributable to unrestricted subsidiaries, to the extent of cash distributions received from such unrestricted subsidiaries) and by the Borrower for further distribution to the direct or indirect parents or equityholders thereof in order to pay any consolidated, combined or similar income taxes attributable to the Borrower and its subsidiaries (or, if the Borrower is a flow-through entity for U.S. federal income tax purposes, tax distributions pursuant to the LLC agreement (or other applicable organizational document) of the Borrower (or, if applicable, a direct or indirect parent company of the Borrower), (iii) a general basket in an amount equal to the greater of $27.5 million and 25% of Consolidated EBITDA, (iv) subject solely to (a) the absence of any continuing event of default and (b) with respect to the use of the Growth Amount, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such dividend, distribution or redemption (or, if made in connection with a Limited Condition Transaction, the LCT Test Date)), being no greater than 6.75 to 1.00, distributions of the Available Amount, (v) following an initial public offering and so long as no event of default has occurred and is continuing or would result therefrom, dividends or distributions in an aggregate amount per annum not to exceed 6.0% of market capitalization, (vi) redemption of options or equity interests issued by Holdings or any direct or indirect parent thereof to any current or former directors, officers, employees or consultants and/or their respective estates, heirs, family members or spouses in an annual amount to be mutually agreed plus key man insurance proceeds (with unused amounts carried forward to subsequent years), plus other customary additions to this basket, (vii) restricted payments made with equity proceeds that do not increase the Available Amount, (viii) restricted payments constituting any part of a Permitted Reorganization, (ix) AHYDO catch-up payments, (x) restricted payments to pay costs and expenses related to an initial public offering (whether or not such initial public offering is in fact consummated) and, after the consummation of an initial public offering, Public Company Costs, and (xi) so long as no default or event of default shall have occurred and be continuing (or, if made in connection with a Limited Condition Transaction, no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date), restricted payments in an unlimited amount, so long as, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such restricted payment (or, if made in connection with a Limited Condition Transaction, the LCT Test Date) shall be no greater than 5.75 to 1.00;

g)	(A) prepayments, purchases or redemptions of unsecured, junior lien and/or subordinated indebtedness (the “Specified Indebtedness”) (and excluding, for the avoidance of doubt, regularly scheduled interest payments thereon and the payment of fees, expenses and indemnification obligations thereunder), with exceptions including (i) a general basket in an amount equal to the greater of $27.5 million and 25% of Consolidated EBITDA plus any unused capacity under the general restricted payment basket, (ii) subject solely to (a) the absence of any continuing event of default and (b) with respect to the use of the Growth Amount, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such prepayment, purchase or redemption (or, if made in connection with a Limited Condition Transaction, the LCT Test Date)), being no greater than 6.75 to 1.00, prepayments, purchases or redemptions using the Available Amount, (iii) refinancings or exchanges of Specified Indebtedness for like or other Specified Indebtedness with a maturity not earlier than such refinanced or exchanged Specified Indebtedness and refinancings of Specified Indebtedness acquired in connection with a Permitted Acquisition or similar investment (and not incurred in contemplation thereof), (iv) conversion of Specified Indebtedness to common or “qualified preferred” equity, (v) if applicable, any AHYDO catch-up payments (and any payments thereunder will not be restricted under the First Lien Facilities), (vi) prepayments, purchases or redemptions using equity proceeds that do not increase the Available Amount (other than the proceeds of a Specified Equity Contribution), and (vii) so long as no default or event of default shall have occurred and be continuing (or, if in connection with a Limited Condition Transaction, no payment or bankruptcy event of default shall have occurred and be continuing on the LCT Test Date), in an unlimited amount, so long as, on a pro forma basis, the Total Leverage Ratio (with Consolidated EBITDA calculated for the most recently ended four fiscal quarter period for which financial statements have been delivered prior to, and cash and cash equivalents calculated as of, the date of such prepayment (or, if made in connection with a Limited Condition Transaction, the LCT Test Date) shall be no greater than 5.75 to 1.00, and (B) amendments of any documentation governing Specified Indebtedness in a manner material and adverse to the Lenders;

h)	negative pledge clauses;

i)	transactions with affiliates above a threshold to be mutually agreed, with exceptions including (i) the payment of financial advisory, monitoring, management, consulting, oversight and similar fees (including refinancing, subsequent transaction and termination fees) under any management agreement in effect on the Closing Date and expenses and indemnities of the Sponsor and to directors (with no restrictions on the payment of such advisory, monitoring, management, consulting, oversight and similar fees or the payment of such expenses and indemnities), (ii) transactions among Holdings and its restricted subsidiaries that are not otherwise prohibited by the Credit Facilities Documentation, (iii) fees payable in connection with the Transactions, (iv) affiliate transactions constituting any part of a Permitted Reorganization, and (v) scheduled transactions

j)	lines of business;

k)	amendments to organizational documents;

l)	changes in fiscal year; and

m)	passive holding company covenant with respect to Holdings, with exceptions consistent with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions,

qualifications and “baskets” (including fixed dollar baskets and, in certain cases, a corresponding growth component based on Consolidated EBITDA Holdings and its restricted subsidiaries equivalent to the initial monetary amount of such basket) to be set forth in the Credit Facilities Documentation consistent with the Documentation Principles (including the Available Amount), which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions and permit any transaction that is scheduled in the Acquisition Agreement.

With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Facilities Documentation that does not require compliance with a financial ratio or test (including the Interest Coverage Ratio, the First Lien Senior Secured Leverage Ratio, the Senior Secured Leverage Ratio, and/or the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Facilities Documentation that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the First Lien Senior Secured Leverage Ratio, the Senior Secured Leverage Ratio, and/or the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, any indebtedness (and associated liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts) incurred in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect form time to time, as incurred under any applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio or test for such Incurrence-Based Amounts on a pro forma basis.

The “Available Amount” is to be comprised of (in each case to the extent not otherwise applied to other uses) (i) the greater of (x) $33 million and (y) 30% of Consolidated EBITDA (the amount described under this clause (i), the “Starter Amount”), plus, without duplication, (ii) either (x) 50% of Consolidated Net Income (to be defined in a manner consistent with the Documentation Principles) or (y) retained Excess Cash Flow (which shall not be less than zero for any fiscal year), which shall be elected by the Borrower prior to commencement of primary syndication (the amount described under this clause (ii), the “Growth Amount”), plus (iii) the net cash proceeds of new public or private qualified equity issuances and qualified capital contributions after the Closing Date, in each case, to the extent received by Holdings and contributed to the Borrower, plus (iv) debt and disqualified stock of the Borrower issued after the Closing Date which have been exchanged or converted into qualified equity of Holdings or one of its parent entities, plus (v) the aggregate net cash proceeds of sales of investments made under the Available Amount, plus (vi) returns, profits, distributions and similar amounts received by the Borrower and its restricted subsidiaries on investments made using the Available Amount, plus (vii) any investments of the Borrower and its restricted subsidiaries after the Closing Date out of the Available Amount in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries or the fair market value of any assets of any unrestricted subsidiary that have been transferred to the Borrower or any restricted subsidiaries, plus (viii) Declined Proceeds, plus (ix) cash dividends and other cash distributions from unrestricted subsidiaries and joint ventures on investments made using the Available Amount, plus (x) net cash proceeds from the sale of equity interests of unrestricted subsidiaries and joint ventures; provided that the aggregate amount added pursuant to clauses (v), (vi), (vii), (ix) and (x) with respect to any investment, unrestricted subsidiary or joint venture shall not exceed the original amount of the investment in such investment, unrestricted subsidiary or joint venture).

Limited Condition Transactions:	For purposes of (a) determining compliance with any provision of the Credit Facilities Documentation that requires the calculation of the First Lien Senior Secured Leverage Ratio (including, without limitation, for purposes of determining pro forma compliance with the Financial Covenant as a condition to effecting any transaction), the Senior Secured Leverage Ratio, the

Total Leverage Ratio or the Interest Coverage Ratio, (b) determining compliance with representations, warranties, defaults or events of default or (c) testing availability under baskets set forth in the Credit Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA) for indebtedness (excluding, for the avoidance of doubt, indebtedness under the Revolving Facility but including any Incremental Facilities), liens, Permitted Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness, or asset sales, in each case in connection with a Limited Condition Eligible Transaction (as defined below), at the Borrower’s option (the Borrower’s election to exercise such option in connection with any Limited Condition Eligible Transaction, an “LCT Election”), such ratios, baskets and other amounts shall be determined, and any representation and warranty or default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Eligible Transaction are entered into (such date, the “LCT Test Date”) and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date. For the avoidance of doubt, if the Borrower makes an LCT Election and any of the ratios, baskets or other amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any default or event of default blocker would apply, as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Eligible Transaction) or as a result of the occurrence of any default or event of default or other event, in each case at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, such representation or warranty shall not be deemed to have been breached, and (solely for purposes of such default or event of default blocker) such default or event of default shall be deemed not to have occurred. If the Borrower makes an LCT Election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenant) or basket with respect to the incurrence of any debt (including any Incremental Facilities), liens, Permitted

Acquisitions or other investments, restricted payments, prepayments of Specified Indebtedness or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Eligible Transaction is consummated or the definitive agreement for such Limited Condition Eligible Transaction is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Eligible Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated (the provisions of the foregoing two paragraphs, the “Limited Condition Transaction Provisions”); provided that, in the case of restricted payments, such ratios and baskets shall be tested both as if such transaction had been consummated and as if such transaction had not been consummated.

As used herein, “Limited Condition Eligible Transaction” means (i) any investment or acquisition by the Borrower or one or more of its restricted subsidiaries, including by way of merger or amalgamation, of any assets, business or person permitted pursuant to the Credit Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment. A “Limited Condition Transaction” is a Limited Condition Eligible Transaction with respect to which the Borrower has made an LCT Election.

Permitted Debt Exchanges:	The Borrower will, subject to no continuing default or event of default, be permitted to incur indebtedness in the form of one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with, or on a junior basis to, the First Lien Facilities and/or the Second Lien Term Facility, senior unsecured notes or loans, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “Permitted Debt Exchange Notes”); provided that (i) such Permitted Debt Exchange Notes shall be issued in exchange for Term Loans through an offering made to all Lenders under the applicable Term Facility on a pro rata basis and pursuant to procedures reasonably acceptable to the First Lien Administrative Agent or Second Lien Administrative Agent, as applicable, (ii) such Permitted Debt Exchange Notes shall not be in a principal amount that exceeds the amount of Term Loans subject to such exchange, plus the amount of accrued and unpaid interest thereon and any fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith and shall not have a higher lien priority than the facility that is being refinanced by the issuance of any such Permitted Debt Exchange Notes, (iii) such Permitted Debt Exchange Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loans subject to such exchange (without giving effect to any prepayments), (iv) with respect to any such indebtedness that is secured, customary intercreditor agreements are entered into, (v) no person a borrower or guarantor with respect to any Permitted Debt Exchange Notes unless such person is a Guarantor which shall have previously or substantially concurrently guaranteed the Borrower Obligations, (vi) any Permitted Debt Exchange Notes are not secured by any assets not constituting Collateral, (vii) any Permitted Debt Exchange Notes comply with the Required Debt Terms, and (viii) the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions, each of which shall be determined by the Borrower) either, at the option of the Borrower, (x) are reasonably acceptable to the applicable Administrative Agent or (y) are not materially more restrictive to Holdings and its subsidiaries (when taken as a whole) than the terms and conditions of the applicable Credit Facilities Documentation (when taken as a whole) (except, in the case of either clause (x) or (y), for covenants or other provisions applicable only to periods after the latest maturity date of the applicable Credit Facility) (it being understood that (A) to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will be deemed not to be more restrictive than the terms and conditions of the applicable Credit Facilities Documentation if such financial maintenance covenant is also added for the benefit of the applicable Credit Facilities and (B) no consent shall be required from the applicable

Administrative Agent for terms or conditions that are more restrictive than the applicable Credit Facilities Documentation if such terms are added to the applicable Credit Facilities Documentation).

Financial Maintenance Covenant:	(A)	Term Loans

None.

	(B)	Revolving Facility

Unless waived by Lenders holding a majority of the loans and unused commitments under the Revolving Facility (the “Required Revolving Lenders”), the First Lien Facilities Documentation will contain the following financial covenant (the “Financial Covenant”) with regard to Holdings and its restricted subsidiaries on a consolidated basis (which covenant shall be tested on a trailing four quarter basis as of the last day of any fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings following the Closing Date) and only in the event that there are Revolving Loans (excluding undrawn letters of credit up to any aggregate amount to be agreed, but including swingline borrowings and unreimbursed drawings on letters of credit) outstanding on such date in an amount in excess of 30% of the aggregate amount of commitments under the Revolving Facility as of the relevant date of determination (excluding undrawn letters of credit subject to a cap to be agreed):

A maximum First Lien Senior Secured Leverage Ratio of 6.95 to 1.00 (with no step-downs) (it being understood that the foregoing Financial Covenant level shall be adjusted upwards to reflect the exercise of any OID or upfront fees under the “market flex” provisions of the Fee Letter to the extent necessary to maintain a level for such covenant of at least a 35% cushion to Consolidated EBITDA from the Sponsor model delivered on September 2, 2016 (the “Sponsor Model”).

All covenant levels and incurrence tests shall be determined without regard to cash balances in the Sponsor Model.

For purposes of determining compliance with the Financial Covenant (to the extent applicable), any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the First Lien Administrative Agent) made to the Borrower on or after the first day of the applicable fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than five Specified Equity Contributions in the aggregate during the term of the First Lien Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant, (d) all Specified Equity Contributions shall be counted solely for the purposes of determining compliance with the Financial Covenant and shall not be included for purposes of determining pricing or any baskets and other ratios contained in the Credit Facilities Documentation, and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, provided that, to the extent that such proceeds are actually applied to prepay indebtedness under the Credit Facilities, a pro forma reduction in indebtedness is deemed applied with respect to the three fiscal quarters thereafter. Notwithstanding the foregoing, (i) no default or event of default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the making of a Specified Equity Contribution prior to the end of the Cure Period and (ii) the Borrower shall not be permitted to borrow Revolving Loans or swingline loans, and Letters of

Credit shall not be issued or renewed, unless and until Specified Equity Contribution is made and all existing events of default are waived or cured.

Unrestricted Subsidiaries:

The Credit Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on loans, advances and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject solely to the following terms and conditions: (a) after giving effect to any such designation or re-designation (including after reclassification of debt of or liens on assets of the applicable subsidiary), no event of default shall be continuing, and (b) after giving effect to any such designation or re-designation (including after the reclassification of debt of or liens on assets of the applicable subsidiary), pro forma compliance with a Total Leverage Ratio of not greater than 6.75 to 1.00. Unrestricted subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA or compliance with the Financial Covenant or any other financial ratios or baskets. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.

The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Events of Default:	Limited to the following (except as otherwise expressly indicated, to be applicable to Holdings, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest, fees, premiums and other amounts after a five business day grace period; violation of covenants with certain affirmative covenants to have customary grace periods; incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default (after expiration of any grace periods and subject to cure) and cross acceleration to indebtedness in excess of an amount to be agreed; bankruptcy or other insolvency events of Holdings, the Borrower or its restricted subsidiaries (other than immaterial subsidiaries) (with a customary grace period for involuntary events); unsatisfied monetary judgments in excess of an amount to be agreed (to the extent not covered by insurance or indemnity) that have not been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof); actual or asserted (in writing) invalidity of the Credit Facilities Documentation (including, without limitation, any intercreditor agreement) or material Guarantees or security documents or any material security interest purported to be created thereunder; certain material ERISA events; and change of control (to include a pre- and post-initial public offering provision and with no continuing director prong); provided that, in the case of the First Lien Facilities, an event of default with respect to the Financial Covenant shall not constitute an event of default for purposes of the First Lien Term Facility or any Incremental First Lien Term Facility unless and until (i) if the Borrower then has a right to receive a Specified Equity Contribution, the date occurs that is 15 business days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, and (ii) the Lenders with commitments under the Revolving Facility (including commitments under any Incremental Revolving Facilities) have actually declared all such obligations to be immediately due and payable or terminated the commitments under the Revolving Facility in accordance with the First Lien Facilities Documentation; provided further that if the Lenders with commitments under any Incremental Revolving Facility shall have agreed not to have the benefit of the Financial Covenant, such Incremental Revolving Facility shall be treated for purposes of the immediately preceding proviso in the same manner as an Incremental First Lien Term Facility is treated, and not as an Incremental Revolving Facility would otherwise be treated for purposes of such proviso.

The Second Lien Term Facility will cross default to the First Lien Facilities (i) after 60 days, after a payment or bankruptcy event of default and (ii) if the First Lien Facilities have been accelerated.

Voting:	Amendments and waivers of the Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and unused commitments under the First Lien Facilities (the “First Lien Required Lenders”) or the Second Lien Term Facility (the “Second Lien Required Lenders”), as the case may be, except that (i) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders or of any other majority or required percentage of the Lenders of any facility or tranche, or any other Lenders) shall be required with respect to only the following: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment), (B) reductions in or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction in or forgiveness of principal), interest (other than a waiver of default interest), fees, or (if any) prepayment premiums (provided that any change in the definition of any ratios used in calculating any interest rate or fee (or any component definition thereof) shall not constitute a reduction in any rate of interest or fee for purposes of this clause (B)), (C) extensions of scheduled amortization payments, final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date), interest, fees, or prepayment premiums, and (D) changes in the “waterfall” that applies following enforcement of the Credit Facilities Documentation and provisions relating to pro rata sharing and payment, (ii) the consent of 100% of the First Lien Lenders or 100% of the Second Lien Lenders, as applicable, will be required with respect to only the following: (A) modifications to any of the voting percentages and (B) subject, in the case of the Second Lien Term Facility in connection with an exercise of remedies, to the Intercreditor Agreement, releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral (in each case, other than as permitted under the Credit Facilities Documentation), (iii) customary protections for the Administrative Agents, the Swingline Lender and the Issuing Banks will be provided, (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders, and (v) in the case of the First Lien Facilities, the consent of the Required Revolving Lenders (and, for the avoidance of doubt, not the consent of any other Lender (including, for the avoidance of doubt, the First Lien Required Lenders)) shall be necessary to amend or waive the terms of (A) the Financial Covenant, (B) any events of default with respect to the Borrower’s failure to comply with the Financial Covenant, (C) provisions relating to any Specified Equity Contributions, (D) any condition precedent to an extension of credit (or deemed extension of credit) under the Revolving Facility (provided that in the case of the issuance of a letter of credit, the consent of the applicable Issuing Bank shall also be required), and (E) any definitions and related provisions solely as they relate to the foregoing clauses (A) - (D); it being understood that, except as expressly provided above, there shall be no “class” voting requirement for amendments, modifications or supplements to the First Lien Facilities Documentation or the Second Lien Facility Documentation, as applicable. Defaulting Lenders shall be excluded from both the numerator and the denominator in the calculation of the Required Lenders, the Required First Lien Lenders, and the Required Revolving Lenders.

The Credit Facilities Documentation shall contain customary provisions for, on a non pro rata basis, replacing, or repaying and terminating the commitments of, (i) Lenders claiming increased costs, tax gross-ups and similar required indemnity payments, (ii) Defaulting Lenders, and (iii) non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby (and for replacing any lender that constitutes a non-extending lender in connection with an extension of the maturity date of the applicable Credit Facility as permitted under the section titled “Final Maturity and Amortization” hereof), so long as Lenders under the relevant Credit Facilities holding more than 50% of the aggregate amount of the loans and commitments under the relevant Credit Facilities, or more than 50% (by principal amount) of the directly and adversely affected Lenders under the relevant Credit Facilities, as applicable, shall have consented thereto or participated, as applicable, and, if any such replacement and/or repayment is in connection with a Repricing Event to which such Lender has not consented, the payment of the amount described under the heading “Prepayment Premium” above.

In addition, if the applicable Administrative Agent and the Borrower (a) shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in the Credit Facilities Documentation or (b) desire to amend the Credit Facilities Documentation to add one or more provisions to the Credit Facilities Documentation that are, in the reasonable judgment of the applicable Administrative Agent, more favorable to the Lenders under the applicable Credit Facility in connection with any Incremental Facility, Incremental Equivalent Debt, Refinancing Facility and/or series of Refinancing Notes, then the applicable Administrative Agent and the Borrower shall be permitted to amend such provision, or make such amendment, as applicable, without further action or consent of any other party. The Credit Facilities Documentation will also permit the applicable Administrative Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Facility without the consent of any Lender under the applicable Credit Facility, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility in the Credit Facilities Documentation.

The Credit Facilities Documentation shall permit guarantees, collateral security documents and related documents to be, together with the applicable credit agreements, amended and waived with the consent of the applicable Administrative Agent without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the applicable credit agreement and the other Credit Facilities Documentation

The applicable Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions.

Cost and Yield Protection:	The Credit Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary exceptions, including the requirement to provide applicable tax related documentation, and will include customary mitigation provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III (regardless of when enacted or adopted) shall be included in the Credit Facilities Documentation in a manner consistent with the Documentation Principles.

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Facilities with the consent of the Borrower and the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the First Lien Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a natural person, a Disqualified Lender or, except as permitted below, an Affiliated Lender, (B) no consent of the Borrower shall be required (other than in the case of a proposed assignment to a Disqualified Lender) (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund, (C) no consent of the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be, shall be required with respect to an assignment of any First Lien

Term Loans or Second Lien Term Loans, as the case may be, if such assignment is an assignment to another First Lien Lender or Second Lien Lender, as the case may be, an affiliate of a First Lien Lender or a Second Lien Lender, as the case may be, or an approved fund, and no consent of the First Lien Administrative Agent shall be required with respect to an assignment of any loans or commitments under the Revolving Facility if such assignment is an assignment to a Revolving Lender, an affiliate of a Revolving Lender or an approved fund of a Revolving Lender, and (D) the Borrower shall be deemed to have consented to any assignment that requires its consent unless it objects to such assignment in writing to the applicable Administrative Agent within ten business days after receipt of a written request for such consent, or, to the extent any such assignments are made in accordance with all other applicable terms of the Credit Facilities Documentation, to the Sponsor, any affiliates of the Sponsor, or Holdings or any of its subsidiaries.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1 million in the case of the Term Facilities and $5 million in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent or Second Lien Administrative Agent, as the case may be) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. In the case of the First Lien Facilities, assignments will not be required to be pro rata among the First Lien Facilities. The First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be, shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by such Administrative Agent), except in the case of any such assignment to an affiliate of the assigning Lender or to the Sponsor, Holdings, its subsidiaries or any of their respective affiliates.

The Lenders will be permitted to sell participations in loans and commitments without restriction (other than as set forth below) in accordance with applicable law and subject to limitations consistent with the Documentation Principles; provided that participations shall not be permitted to Disqualified Lenders, with the administration of such prohibition conducted in a manner to be agreed. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Non-pro rata distributions and commitment reductions will be permitted without any consent in connection with loan buy-back or similar programs and assignments to, and purchases by, the Sponsor and its affiliates (including, without limitation, Holdings, the Borrower and its subsidiaries but excluding Debt Fund Affiliates (as defined below)) (each, a “Restricted Affiliated Lender”), including through open-market purchases; provided that (i) Holdings and its restricted subsidiaries shall cause any loans or commitments assigned to it or them (including as contemplated by the following clause (ii)) to be cancelled, (ii) any Loans acquired by a Restricted Affiliated Lender (other than the Borrower) may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time, (iii) the aggregate unpaid principal amount of First Lien Term Loans held by all Restricted Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of First Lien Term Loans then outstanding (determined as of the time of such purchase), (iv) the aggregate unpaid principal amount of Second Lien Term Loans held by all Restricted Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of Second Lien Term Loans then outstanding (determined as of the time of such purchase), (v) Restricted Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend or participate in Lender only meetings or calls and will not be entitled to challenge the First Lien Administrative Agent’s or the Second Lien Administrative Agent’s, as applicable, and the applicable Lenders’ attorney client privilege as a result of their status as Restricted Affiliated Lenders, (vi) Restricted Affiliated Lenders may not purchase Revolving Loans or commitments under the Revolving Facility, (vii) any purchases by Restricted Affiliated

Lenders shall require that such Restricted Affiliated Lender clearly identify itself as a Restricted Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases or sales (but no Restricted Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its subsidiaries or their respective securities, and all parties to the relevant transactions shall render customary “big boy” disclaimer letters), (viii) Holdings and its subsidiaries may not make any non-pro rata purchase of any loans so long as any event of default has occurred and is continuing and may not make any purchase of any loans so long as any payment or bankruptcy event of default has occurred and is continuing, (ix) any such Restricted Affiliated Lender shall waive any rights to bring any action in connection with such purchased Term Loans against the applicable Administrative Agent in its capacity as such or to challenge the applicable Administrative Agent’s or Lender’s attorney-client privilege, (x) for purposes of any amendment, waiver or modification of the Credit Facilities Documentation that does not in each case require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, Restricted Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, (xi) no proceeds of Revolving Facility shall be used for such purchases, (xii) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Restricted Affiliated Lender shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the loans and commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Restricted Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Restricted Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Borrower Obligations held by such Restricted Affiliated Lender in a manner that is less favorable in any material respect to such Restricted Affiliated Lender than the proposed treatment of similar Borrower Obligations held by Lenders that are not Restricted Affiliated Lenders, and (xiii) such distributions, commitment reductions, assignments and purchases shall be subject to such other terms and conditions as are consistent with the Documentation Principles.

Debt Fund Affiliates (as defined below) shall be permitted to purchase Term Loans from the Lenders and shall have all rights of a Lender of the Credit Facilities. “Debt Fund Affiliate” shall mean a debt fund that is an affiliate of the Sponsor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to the Sponsor or any of its affiliates; provided that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the First Lien Required Lenders or the Second Lien Required Lenders have consented to any amendment or waiver.

The First Lien Administrative Agent and the Second Lien Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agents and the

Commitment Parties (without duplication) in connection with the syndication of the Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facilities Documentation (limited, in the case of legal fees, to the reasonable and documented fees, out-of-pocket disbursements and other charges of the one primary counsel identified herein, of a single local counsel with respect to each of the Credit Facilities in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and of additional counsel due to an actual or perceived conflict of interest or otherwise retained (except in the context of enforcement) with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agents, the Commitment Parties, the Lenders and their affiliates and controlling persons (in each case other than Excluded Affiliates), and the directors, officers, employees, partners, counsel, agents, advisors and other representatives, successors and assigns of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced fees and out-of-pocket expenses (limited, in the case of legal fees, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected indemnified persons)) of any such indemnified person (which, in each case, shall exclude allocated costs of in-house counsel and (without the Borrower’s prior written consent) the fees and expenses of any other third-party advisors) arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from (i)(A) the gross negligence, bad faith or willful misconduct of such person or any of its controlling persons, controlled affiliates or any of the officers, directors, employees, partners or agents, of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (B) a material breach of the Credit Facilities Documentation by any such person or any of its controlling persons or controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (C) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower or any of its affiliates (other than claims against an indemnified person acting in its capacity as an Administrative Agent or Lead Arranger or similar role under the Credit Facilities); (ii) actions taken, or omissions to act, in its capacity as a financial advisor of the Sponsor or the Borrower or its subsidiaries in connection with the Acquisition or any other potential acquisition of the Company or its subsidiaries, (iii) actions taken, or omissions to act, in its capacity as a co-investor in the Transactions or any potential acquisition of the Company or its subsidiaries or (iv) any settlement entered into by such person without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above). Each indemnified person shall refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses, damages, indemnification or contribution to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms describe above. None of the indemnified persons and the Borrower and its affiliates and their respective directors, officers, employees and agents shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities (except to the extent of its indemnity or reimbursement obligations hereunder in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with such indemnified person).

Governing Law and Forum:	New York; provided that, notwithstanding the governing law provisions of the Credit Facilities Documentation, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Administrative Agents, the Lead Arrangers and the Bookrunners:	Latham & Watkins LLP

ANNEX I to

EXHIBIT B

Interest Rates:	Initially, the interest rates under the Credit Facilities will be as follows:

With respect to Revolving Loans, at the option of the Borrower, (i) if the First Lien Senior Secured Leverage Ratio is greater than 4.00 to 1.00, Adjusted LIBOR plus 4.00% or ABR plus 3.00%, (ii) if the First Lien Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00, Adjusted LIBOR plus 3.75% or ABR plus 2.75%, and (iii) if the First Lien Senior Secured Leverage Ratio is less than or equal to 3.50 to 1.00, Adjusted LIBOR plus 3.50% or ABR plus 2.50%; provided that clause (i) shall apply until delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.

With respect to First Lien Term Loans, at the option of the Borrower, (i) if the First Lien Senior Secured Leverage Ratio is greater than 4.00 to 1.00, Adjusted LIBOR plus 4.00% or ABR plus 3.00%, (ii) if the First Lien Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00, Adjusted LIBOR plus 3.75% or ABR plus 2.75%, and (iii) if the First Lien Senior Secured Leverage Ratio is less than 3.50 to 1.00, Adjusted LIBOR plus 3.50% or ABR plus 2.50%; provided that clause (i) shall apply until delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.

With respect to swingline borrowings, ABR plus the applicable margin for ABR Revolving Loans.

With respect to Second Lien Term Loans, at the option of the Borrower, Adjusted LIBOR plus 8.25% or ABR plus 7.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears for loans accruing interest (a) at a rate based on Adjusted LIBOR, at the end of each

Annex I to Exhibit B-1

interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date, and (b) based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest publically identified, from time to time as the U.S. “prime rate” as published in the Money Rates section of the Wall Street Journal, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

“Adjusted LIBOR” is the London interbank offered rate for the relevant currency, adjusted for statutory reserve requirements; provided that if such rate is less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.

With respect to the Term Loans, there shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of (i) if the First Lien Senior Secured Leverage Ratio is greater than 4.00 to 1.00, 0.50% per annum, and (ii) if the First Lien Senior Secured Leverage Ratio is less than or equal to 4.00 to 1.00, 0.375% per annum, in each case on the average daily unused portion of the Revolving Facility, payable quarterly in arrears

Annex I to Exhibit B-2

commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year, provided that clause (i) shall apply until delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date. Such fees shall be distributed to Revolving Lenders that are not Defaulting Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment.

Annex I to Exhibit B-3

EXHIBIT C

Project Batman

Conditions2

The initial borrowings under the Credit Facilities shall be subject to the satisfaction or waiver (by the Lead Arrangers) of the following conditions:

1.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers (in their respective capacities as such), without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned, and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless they shall have objected thereto within two (2) business days after receipt by each Lead Arranger of written notice of such modification, amendment, supplement, consent, waiver or request is delivered) (it being understood and agreed that (a) any reduction in the purchase price of, or consideration for, the Acquisition that is less than fifteen percent (15%) of the total Acquisition consideration shall not be considered material and adverse to the interests of the Lenders or the Lead Arrangers so long as applied first to reduce the Equity Contribution until the amount of the Equity Contribution is not less than 35% of the sum of (1) the aggregate amount of the Credit Facilities funded on the Closing Date (but excluding the gross proceeds of any loans borrowed on the Closing Date to fund working capital needs and original issue discount or upfront fees (including by any increase in the aggregate principal amount of the Credit Facilities) pursuant to “market flex” provisions in the Fee Letter) plus (2) the equity capitalization of Newco and its subsidiaries on the Closing Date after giving effect to the Transactions; and thereafter (i) 65% of any such reduction shall be applied to reduce the First Lien Term Facility and the Second Lien Term Facility (with the amounts allocated to the First Lien Term Facility and the Second Lien Term Facility to be determined by the Lead Arrangers in their discretion giving regard to the relative allocations necessary or advisable to cause a successful syndication of such facilities) and (ii) 35% of any such reduction shall be applied to reduce the Equity Contribution; (b) any increase in the purchase price of, or consideration for, the Acquisition is not materially adverse to the Lenders or the Lead Arrangers to the extent not funded with additional indebtedness (other than permitted Closing Date draws on the Revolving Facility); (c) any amendment to the definition of “Company Material Adverse Effect” is materially adverse to the interests of the Lenders and the Lead Arrangers); and (d) any agreement to consummate the Merger (as defined in the Acquisition Agreement) later than two business days following the date of the payment for the Shares (as defined in the Acquisition Agreement) is materially adverse to the interests of the Lenders and the Lead Arrangers.

[2]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

2.	The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Term Facilities, shall be made, in at least the amount and consistent with the description thereof set forth in Exhibit A to the Commitment Letter (as such amount may be modified pursuant to Paragraph 1 above).

3.	Since the date of the Original Commitment Letter, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) that is continuing.

4.	Subject in all respects to the Certain Funds Provisions and the Intercreditor Agreement, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

5.	The Administrative Agents and the Lead Arrangers shall have received at least two (2) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agents or the Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.	Subject in all respects to the Certain Funds Provisions, the execution and delivery by the Borrower and Guarantors of (i) the First Lien Facilities Documentation in the case of the First Lien Facilities and the Second Lien Facility Documentation in the case of the Second Lien Term Facility, which shall, in each case, be consistent with the Commitment Letter, the Term Sheet (as modified to reflect any exercise of the “market flex” provisions in the Fee Letter) and the Documentation Principles, and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of Holdings’ chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto (the items described in this clause (ii), collectively, the “Closing Deliverables”).

7.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date (or 90 days in case the end of such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (which pro forma financial statements need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R).

8.	The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and related statements of income, changes in equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Company will satisfy the requirements of this Paragraph 8. It is acknowledged and agreed that the Lead Arrangers have received the items required by clauses (a) (other than with respect to the 2016 fiscal year) and the items required by clause (b) of this paragraph 8 for the fiscal quarters of the 2016 fiscal year.

9.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented or invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Credit Facilities).

10.	The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects).

11.	The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (as defined in the Acquisition Agreement) prior to the Closing Date commencing on the date the Lead Arrangers receive the Required Bank Information; provided that (i) November 24, 2016 and November 25, 2016 shall not constitute business days for purposes of such 15 consecutive business day period (provided that, for the avoidance of doubt, such exclusion shall not restart such period) and (ii) if such 15 consecutive business day period has not ended on or prior to December 16, 2016, then such period shall not restart until January 3, 2017. “Required Bank Information” shall mean the information specifically required under Paragraphs 7 and 8 above; provided that once the Marketing Period has commenced upon the delivery of all the information required under Paragraphs 7 and 8 above as determined on the date of such delivery (as if the “Closing Date” were the date of such delivery), the subsequent receipt by the Lead Arrangers of additional quarterly or annual financial statements or pro forma financial statements required to be delivered under Paragraphs 7 and 8 due to the passage of time shall not restart the Marketing Period. If Newco reasonably believes that it has delivered the Required Bank Information, Newco may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believe Newco has not completed delivery of the Required Bank Information and, within 3 business days after the delivery of such notice by Newco, deliver a written notice to Holdings to that effect (stating with specificity which Required Bank Information the Lead Arrangers reasonably believe Newco has not delivered to the Lead Arrangers).

ANNEX I to

EXHIBIT C

[BORROWER]

SOLVENCY CERTIFICATE

[            ], 20[    ]

Pursuant to Section [    ] of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                    ], the undersigned [chief financial officer] [other officer with equivalent duties] of Holdings hereby certifies as of the date hereof, solely on behalf of Holdings and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.	I am familiar with the finances, properties, businesses and assets of Holdings and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of Holdings and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of Holdings and its Subsidiaries.

2.	On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

DELTA HOLDCO, LLC

By:
Name:
Title:

Annex I to Exhibit C-2